UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

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THE AZEK COMPANY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE AZEK COMPANY 2022 PROXY STATEMENT

THE AZEK COMPANY INC.

1330 W FULTON STREET #350

CHICAGO, ILLINOIS 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Eastern Time on Tuesday, March 8, 2022

Dear Stockholder of The AZEK Company Inc.:

You are cordially invited to attend the 2022 annual meeting of stockholders, or the Annual Meeting, of The AZEK Company Inc., a Delaware corporation, or AZEK, which will be held virtually, via live audio webcast at www.virtualshareholdermeeting.com/AZEK2022, on Tuesday, March 8, 2022 at 10:00 a.m. Eastern Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect the two Class II directors named in the accompanying proxy statement, each to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2022;
3.	To approve, on an advisory, non-binding basis, the frequency of future advisory votes on the compensation of our named executive officers;
4.	To approve an amendment to our certificate of incorporation to remove supermajority voting requirements to amend our certificate of incorporation and bylaws;
5.	To approve an amendment to our certificate of incorporation to declassify our board of directors and phase-in annual director elections;
6.	To approve our adoption of the 2021 Employee Stock Purchase Plan; and
7.	To transact such other business as may properly come before the Annual Meeting or any postponements, adjournments or continuations thereof.

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One of the accompanying proxy statement, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm as described in Proposal Two, “ONE YEAR” with respect to how frequently we should hold advisory votes on the compensation of our named executive officers as described in Proposal Three, “FOR” each of the amendments to our certificate of incorporation as described in Proposals Four and Five and “FOR” our adoption of the 2021 Employee Stock Purchase Plan as described in Proposal Six.

Our board of directors has fixed the close of business on January 11, 2022 as the record date, or the Record Date, for the Annual Meeting. Only stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/AZEK2022 and to ask questions and/or vote, you will be required to enter the 16-digit control number found on your proxy card, voting instruction form or notice previously received. Stockholders may vote in advance of the Annual Meeting at www.proxyvote.com or by telephone at 1-800-690-6903, 24 hours a day through 11:59 p.m. Eastern Time on the day before the Annual Meeting and may vote during the Annual Meeting by following the instructions available at www.virtualshareholdermeeting.com/AZEK2022.

Each share of common stock that you own represents one vote for each of the matters to be acted upon at the Annual Meeting, except that each share of Class B common stock represents zero votes for the election of the two directors referred to above and any other matter relating to the election, replacement or removal of directors.

We appreciate your continued support of AZEK.

By order of the board of directors,

Jesse Singh
Chief Executive Officer, President and Director
Chicago, Illinois
January 24, 2022

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, you are urged to vote and submit your proxy as soon as possible by following the voting procedures described in these proxy materials.

PROXY STATEMENT SUMMARY

This proxy statement summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting. In this proxy statement, the terms “AZEK,” “the Company,” “we,” “us” and “our” refer to The AZEK Company Inc.

2022 Annual Meeting Information

MEETING DATE:	March 8, 2022	RECORD DATE:	January 11, 2022

MEETING PLACE:	www.virtualshareholdermeeting.com/AZEK2022	MEETING TIME:	10:00 a.m. Eastern

Matters To Be Voted Upon and Voting Recommendations

AGENDA ITEM		BOARD RECOMMENDATION	PAGE REFERENCE
(1)	Election of directors	FOR	11
(2)	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022	FOR	20
(3)	Advisory resolution on the frequency of future advisory votes to approve executive compensation	ONE YEAR	26
(4)	Approval of amendments to our certificate of incorporation to remove supermajority voting requirements to amend our certificate of incorporation and bylaws	FOR	46
(5)	Approval of amendments to our certificate of incorporation to declassify our board of directors and phase-in annual director elections	FOR	48
(6)	Adoption of our 2021 Employee Stock Purchase Plan	FOR	50

2021 PERFORMANCE HIGHLIGHTS

$1.2B FY2021 NET SALES
$92M FY2021 NET INCOME
~45% GENDER/ETHNIC DIVERSITY ON OUR BOARD OF DIRECTORS (UP FROM ~33% IN FY 2020)
~500M POUNDS OF SCRAP AND WASTE DIVERTED FROM LANDFILLS IN FY2021 (UP FROM ~400M IN FY 2020)
>100% EXPECTED DECKING CAPACITY EXPANSION by End of 2022 VS. 2019 BASELINE

2022 THE AZEK COMPANY Proxy Statement	i	PROXY SUMMARY

Who We Are at Our Core

Our core values guide how we work—influencing our decisions, our interactions with colleagues and customers and our standards for behavior. It is in part due to our fundamental commitment to living our core values that our employees are inspired to be part of our winning team and culture.

Always Do the Right Thing

We make decisions according to what is right, not what is cheapest, fastest or easiest. We always operate with integrity, transparency and courage.

It Starts and Ends with the Customer

For every action we take, we ask ourselves, “How will this affect our customers?” Our responsibility is to understand their expectations, then surpass them.

Value Every Individual

We strive to truly understand our colleagues’ everyday realities and empathize with their challenges and aspirations. We are committed to providing an inclusive culture where every individual feels engaged, safe, respected and supported with the necessary tools to be successful.

Lead Through Innovation

We consistently bring unique, high-tech and environmentally sustainable products to market. We invest in the art of the impossible, creating new solutions to address needs customers don’t yet know they have.

The Best Team Wins

Our goal is to win, period. We hire and develop the most talented individuals, with a focus on bringing diverse perspectives together in pursuit of this shared goal.

Better Today Than Yesterday

We always ask, “How can we do this better?” We accomplish every goal by rigorously implementing the AZEK Integrated Management System (AIMS). Our continuous improvement methodology includes Policy Deployment, Lean Six Sigma, Sales and Operations Planning, Stage Gate and Digital.

2022 THE AZEK COMPANY Proxy Statement	ii	PROXY SUMMARY

Corporate Governance Highlights

BOARD OF DIRECTORS	•	Independent board chairperson
	•	Board composed of all non-employee directors (other than CEO)
	•	100% independent committee members
	•	Three audit committee financial experts serving on audit committee
	•	Committed to include diverse candidates in any pool of candidates from which board of director nominees are chosen
	•	Demonstrated board refreshment
	•	Independent directors regularly meet in executive sessions without management
	•	Annual board and committee evaluations
	•	Director orientation and ongoing education programs

CORPORATE GOVERNANCE	•	Policies in place prohibiting short sales, hedging, margin accounts and pledging of our stock applicable to all employees and directors
	•	Robust stock ownership policy for officers and directors
	•	Clawback policy in place applicable to executive officers allowing for recovery of certain compensation
	•	Proposals to remove supermajority voting requirements and classified board structure submitted to stockholders for approval

Environmental and Social Best Practices

BOARD OVERSIGHT OF ESG RELATED STRATEGIES, POLICIES AND DISCLOSURES	RELEASED INAUGURAL ESG REPORT IN 2021	INCLUDED ESG AS A COMPONENT OF INDIVIDUAL PERFORMANCE UNDER OUR 2021 MANAGEMENT ANNUAL INCENTIVE PLAN

APPROXIMATELY 54% EXECUTIVE TEAM GENDER AND/OR RACE/ETHNIC DIVERSITY	APPROXIMATELY 45% BOARD GENDER AND/OR RACE/ETHNIC DIVERSITY	COMMITTED TO USE ONE BILLION POUNDS OF WASTE AND SCRAP ANNUALLY BY THE END OF 2026

2022 THE AZEK COMPANY Proxy Statement	iii	PROXY SUMMARY

Executive Compensation Highlights and Pay-for-Performance Alignment

Our executive compensation program is designed by our compensation committee to (i) align executive compensation with our financial and operational performance; (ii) attract, retain and motivate key executives critical to achieving our vision and strategy; and (iii) reward such executives for delivering desired business results and stockholder value, all while protecting against excessive risk taking. Our executive compensation program is described in more detail in the Compensation Discussion and Analysis section beginning on page 27 of this proxy statement. The following table summarizes our key executive compensation practices:

✓ WHAT WE DO	✘ WHAT WE DON’T DO
• Benchmark the market median for total target compensation among our peers	• No hedging of our stock by employees
• Cap incentive program payments	• No pledging of our stock by employees
• Maintain a clawback policy	• No excess perquisites
• Maintain robust stock ownership requirements	• No option repricing without stockholder approval
• Fully disclose incentive plan targets and results	• No evergreen provision in omnibus incentive plan
• Provide 50% of our annual long-term incentives in the form of performance-based compensation	• No delivery of payment of dividends on unvested equity awards prior to vesting
• Regularly revisit our compensation philosophy and framework
• Retain an independent compensation consultant

In keeping with our pay-for-performance philosophy, our executive compensation is heavily performance-based. For fiscal year 2021, approximately 66% of our Chief Executive Officer’s target compensation and approximately 52% of our other named executive officers’, or NEOs, target compensation (excluding Mr. Clifford as he commenced employment with us in August 2021), on average, was “at risk” compensation and was, or, in the case of performance-based restricted stock units, or PSUs, is, contingent upon our achievement of specific performance objectives. In addition, approximately 62% of our Chief Executive Officer’s target compensation and approximately 35% of our other named executive officers’ target compensation, on average, was granted in the form of long-term equity incentive compensation. In each case, target compensation consists of base salary, target annual incentive awards and long-term incentive awards. For more information, see “Compensation Discussion and Analysis—Fiscal Year 2021—Compensation Tables and Narrative Disclosures—Summary Compensation Table.”

2022 THE AZEK COMPANY Proxy Statement	iv	PROXY SUMMARY

Human Capital and Diversity, Equity and Inclusion

We are committed to social responsibility within our workforce and our community at every level. The full board of directors and the compensation committee regularly engage with our chief executive officer, our chief human resources officer, our vice president of ESG and other senior leadership on a broad range of human capital management topics, including culture, talent management and succession planning, compensation and benefits, diversity and inclusion and employee engagement feedback gathered from our annual employee engagement survey. Our chief executive officer also periodically leads company-wide employee meetings to provide updates on the business and promote our values, including around sustainability and diversity, equity and inclusion initiatives, as well as smaller group meetings of employees to receive their feedback on the business and to allow us to identify areas of strength and opportunities for improvement to ensure continued engagement, satisfaction and retention of our employees.  We have evaluated and adopted certain human capital and human rights management policies to further our commitment to social responsibility and we are focused on hiring and retaining diverse and highly talented employees and empowering them to create value.  Specifically, we have committed to include diverse candidates in any pool of candidates from which employees are chosen. In our employee selection process and the operation of our business we adhere to equal employment opportunity policies and encourage the participation of our employees in training programs that will enhance their effectiveness in the performance of their duties. We provide attractive benefits that promote the health of our employees and their families and design compelling job opportunities, aligned with our values and mission, in an energizing work environment. We compensate our employees according to our fair remuneration policies and believe deeply in paying for performance. In conjunction with our 2020 initial public offering, we provided all employees an opportunity for ownership in our company by granting them shares of our Class A common stock, and our board of directors and our compensation committee have each approved our adoption of our 2021 Employee Stock Purchase Plan, subject to shareholder approval at the 2022 Annual Meeting and as further described elsewhere in this proxy statement. In 2021, AZEK was named one of Chicago Tribune’s Top Workplaces for creating a culture where our employees feel highly engaged, appreciated and fulfilled, and AZEK was included on Inc.’s list of best-led companies of 2021. Our culture is driven by a shared passion for our values, mission and performance. It is an inclusive culture of innovative, growth-minded individuals committed to always doing the right thing.

Director Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Fumbi Chima and Brian Spaly as nominees for election as Class II directors at the Annual Meeting. If elected, each of Ms. Chima and Mr. Spaly will serve as Class II directors until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal.

Ms. Chima is the Executive Vice President and Chief Information Officer at BECU, a Washington-based community credit union, and her decades of leadership and technology experience in the retail and financial sectors, as well as her showcased dedication to diversity, women’s employment and inclusion, led our board to the conclusion that she should continue to serve as one of our directors.

Mr. Spaly is the founder and former Chief Executive Officer of Trunk Club and currently serves as Executive Chairman of the Tecovas, Inc. board of directors as well as on the boards of directors of several other early-stage growth companies. The board believes that Mr. Spaly’s experience leading high-growth companies as CEO and serving public companies as a board member, along with his proven digital and direct marketing experience, will continue to benefit AZEK as we continue to focus on growing our business and further differentiating our leading product offering.

2022 THE AZEK COMPANY Proxy Statement	v	PROXY SUMMARY

Director Skills, Qualifications and Diversity

Our board believes that it should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee our business. Our board also believes in the importance of diversity and inclusion and maintains a policy of ensuring a pool of diverse director candidates are interviewed for any open director position, whether such position will be filled by a board appointment for a current vacancy or by a stockholder vote. Currently, women and ethnically diverse directors represent approximately 45% of our board. In addition, our board believes that a balance of director tenures is important to maintaining continuity of our corporate vision and strategy while also recognizing the value of fresh insights and ideas that new directors can bring to our company, and the board regularly considers and interviews candidates for potential membership. At present, our average director tenure is approximately three and a half years.

The below charts highlight the various skills and qualifications, diversity, independence and tenure metrics that are currently reflected on our board and believes are relevant to the Company’s current profile and strategic needs.

Director Independence, Diversity and Refreshment

33%	OF COMMITTEES CHAIRED BY WOMEN	3.5	AVERAGE YEARS OF DIRECTOR TENURE	37-65	AGE RANGE OF DIRECTORS AND NOMINEES

2022 THE AZEK COMPANY Proxy Statement	vi	PROXY SUMMARY

Stockholder Engagement

We maintain a robust year-round stockholder engagement program to properly understand stockholder interests, and our senior management and investor relations team routinely communicate with our stockholders to solicit their views with respect to key corporate matters, such as corporate strategy, corporate governance, risk oversight, ESG matters and human capital deployment. In fiscal year 2021, we contacted all institutional stockholders who owned at least 2% of our aggregate outstanding shares of common stock (as of September 30, 2021), representing approximately 53% of the outstanding shares of our common stock, and engaged with all stockholders who responded to our invitation to discuss corporate governance, executive compensation and ESG matters.   The below information highlights our stockholder engagement efforts in 2021.  We believe our proactive engagement approach has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

WHO WE ENGAGE	HOW WE ENGAGE	KEY TOPICS OF ENGAGEMENT
• Institutional Investors	• One-on-one and Group meetings	• Overall Business Strategy
• Sell-side Analysts	• Earnings Calls	• Current Business Conditions
• Retail Stockholders	• Industry Presentations and Conferences	• Financial Updates
• Proxy Advisory Firms	• Written and Electronic Communications	• ESG Matters
KEY ENGAGEMENT RESOURCES
• Our Website at investors.azekco.com	• Annual Proxy Statement	• Annual Report
• Quarterly Earnings	• Annual Meeting	• ESG Report

2021 STOCKHOLDER ENGAGEMENT BY THE NUMBERS

53%	Percentage of Outstanding Shares Owned by Investors with whom We Initiated Engagement	100%	Percentage of Top 20 Holders, as of September 30, 2021, of our Common Stock with whom We Initiated Engagement	~500	Investor Interactions in FY2021

2022 THE AZEK COMPANY Proxy Statement	vii	PROXY SUMMARY

TABLE OF CONTENTS

NOTICE OF AVAILABILITY OF PROXY MATERIALS	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING	1
Why are you holding a virtual Annual Meeting and how can stockholders attend?	1
What matters am I voting on and how does the board of directors recommend that I vote?	2
Who is entitled to vote?	2
Stockholders of record: shares registered in your name	2
Street name stockholders	2
How many votes are needed for approval of each proposal?	3
What is a quorum?	4
How do I vote?	4
Can I change my vote?	4
What is the effect of giving a proxy?	4
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	5
How are proxies solicited for the Annual Meeting?	5
How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?	5
Where can I find the voting results of the Annual Meeting?	5
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?	6
Availability of bylaws	6
BOARD OF DIRECTORS	7
Board of Directors Composition	7
Nominees for Director	8
Continuing Directors	9
PROPOSAL NO. 1: ELECTION OF DIRECTORS	11
Nominees	11
Vote Required; Recommendation of the Board of Directors	11
CORPORATE GOVERNANCE	12
Corporate Governance Overview and Fiscal 2021 Highlights	12
Board Leadership	13
Director Independence	13
Meetings of the Board of Directors	13
Board Committees	13
Membership and Functions of the Committees of the Board	14
Corporate Governance Guidelines	15
Identification and Evaluation of Nominees for Directors; Board Diversity	15
Code of Conduct and Ethics and Code of Ethics for Senior Financial Officers	16
Hedging and Pledging Policies, Derivatives Trading	17
Stock Ownership Policy	17
Related Persons Transaction Policy	17
Role of the Board in Risk Oversight; Cybersecurity Risk	17
Role of the Board in ESG Oversight	18
Communications with the Board of Directors	18
Non-Employee Director Compensation	18
Director and Officer Indemnification Agreements	19
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
Fees Paid to the Independent Registered Public Accounting Firm	20
Auditor Independence	21
Pre-Approval Policies and Procedures	21
Vote Required	21

REPORT OF THE AUDIT COMMITTEE	22
EXECUTIVE OFFICERS	23
PROPOSAL NO. 3: FREQUENCY OF SAY-ON-PAY VOTES	26
COMPENSATION DISCUSSION AND ANALYSIS	27
Overview of Fiscal 2021 Company Performance and Pay for Performance Alignment	27
Compensation Philosophy	28
Roles and Responsibilities	28
Benchmarking	30
Elements of Executive Compensation	31
2021 NEO Compensation Details	31
Compensation Committee Interlocks and Insider Participation	36
Compensation Committee Report	37
Fiscal Year 2021 – Compensation Tables and Related Disclosures	38
Summary Compensation Table	38
Grants of Plan Based Awards	39
Outstanding Equity Awards at 2021 Fiscal Year-End	42
Option Exercises and Stock Vested	43
Potential Payments and Benefits upon Termination or Change-in-Control	44
PROPOSAL NO. 4: APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING REQUIREMENTS TO AMEND THE COMPANY’S CERTIFICATE AND BYLAWS	46
PROPOSAL NO. 5: APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PHASE-IN ANNUAL DIRECTOR ELECTIONS	48
PROPOSAL NO. 6: ADOPTION OF 2021 EMPLOYEE STOCK PURCHASE PLAN	50
Overview	50
Material Terms of the ESPP	50
Material U.S. Federal Income Tax Consequences	51
New Plan Benefits	51
Vote Required; Recommendation of the Board of Directors	52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	53
RELATED PERSON TRANSACTIONS	56
Stockholders Agreement	56
Registration Rights Agreement	56
Secondary Offerings	56
Limitations of Liability; Indemnification of Officers and Directors	57
Purchases of Products in the Ordinary Course of Business	57
ADDITIONAL INFORMATION	58
2020 Annual Report and SEC Filings	58
Special Note Regarding Forward-Looking Statements	58
OTHER MATTERS	59
ANNEX A	A-1
ANNEX B	B-1
ANNEX C	C-1

THE AZEK COMPANY INC.

PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Eastern Time on Tuesday, March 8, 2022

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders, or the Annual Meeting, of The AZEK Company Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held virtually via live audio webcast on Tuesday, March 8, 2022 at 10:00 a.m. Eastern Time. The Annual Meeting can be accessed via the Internet at www.virtualshareholdermeeting.com/AZEK2022 where you will be able to attend and listen to the Annual Meeting live, submit questions and vote your shares electronically at the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

Our board of directors has fixed the close of business on January 11, 2022 as the record date, or the Record Date, for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. The Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access this proxy statement and our annual report on Form 10-K for our fiscal year 2021, or our 2021 Annual Report, is first being mailed on or about January 26, 2022 to all stockholders entitled to vote at the Annual Meeting.

In this proxy statement, the terms “AZEK,” “the Company,” “we,” “us” and “our” refer to The AZEK Company Inc. The mailing address of our principal executive offices is 1330 W Fulton Street #350, Chicago, Illinois 60607.

Notice of availability of proxy materials

On or about January 26, 2022, we expect to mail to our stockholders the Notice. The Notice provides instructions on how to vote via the Internet, mobile device, or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our 2021 Annual Report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.

Questions and answers about the proxy materials and our annual meeting

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and shall not be deemed filed under the Securities Act or the Exchange Act, and references to our website address in this proxy statement are inactive textual references only.

Why are you holding a virtual Annual Meeting and how can stockholders attend?

We will be hosting the Annual Meeting via live webcast only. In addition to supporting the health and well-being of our stockholders and other meeting participants during the COVID-19 pandemic, we also believe hosting our Annual Meeting virtually helps to expand access, facilitate

2022 THE AZEK COMPANY Proxy Statement	1	QUESTIONS AND ANSWERS

stockholder attendance, reduce costs and enable improved communication. It also reduces the environmental impact of our Annual Meeting. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/AZEK2022 with your 16-digit control number included in the Notice, on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other nominee if you are a street name stockholder, as described below.

The Annual Meeting live webcast will begin promptly at 10:00 a.m. Eastern Time on Tuesday, March 8, 2022. Stockholders may vote and submit questions while attending the meeting online. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures. Participants should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/AZEK2022.

What matters am I voting on and how does the board of directors recommend that I vote?

PROPOSAL		BOARD OF DIRECTORS VOTING RECOMMENDATION

PROPOSAL NO. 1	The election of two Class II directors to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR each nominee

PROPOSAL NO. 2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our year ending September 30, 2022.	FOR

PROPOSAL NO. 3	Approval, on an advisory, non-binding basis, of the frequency of advisory votes on the compensation of our named executive officers, or Say-on-Pay Votes.	ONE YEAR

PROPOSAL NO. 4	Approval of amendments to our certificate of incorporation to remove supermajority voting requirements to amend our certificate of incorporation and bylaws.	FOR

PROPOSAL NO. 5	Approval of amendments to our certificate of incorporation to declassify our board of directors and phase-in annual director elections.	FOR

PROPOSAL NO. 6	Approval of our adoption of the 2021 Employee Stock Purchase Plan.	FOR

Other than the six items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. You may be asked to consider any other business that properly comes before the Annual Meeting.

Who is entitled to vote?

Holders of our Class A common stock as of the close of business on the Record Date will be entitled to one vote for each share of our Class A common stock held by them on the Record Date with respect to all matters to be acted upon at the Annual Meeting. The sole holder of our Class B common stock as of the close of business on the Record Date will be entitled to one vote for each share of our Class B common stock held by it on the Record Date with respect to all matters to be acted upon at the Annual Meeting other than those matters that relate to the election, removal or replacement of directors. As of the Record Date, there were 155,037,431 shares of our Class A common stock and 100 shares of our Class B common stock outstanding. We refer to our Class A common stock and our Class B common stock collectively as our common stock. Stockholders do not have cumulative voting rights for the election of directors.

Stockholders of record; shares registered in your name

If shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy and indicate your voting choices directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street name stockholders

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares in the manner provided in the voting instructions you receive from your broker, bank or other nominee. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Street name

2022 THE AZEK COMPANY Proxy Statement	2	QUESTIONS AND ANSWERS

stockholders are also invited to attend the virtual Annual Meeting. However, because a street name stockholder is not the stockholder of record, you may not vote your shares of our common stock virtually at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

PROPOSAL		VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

PROPOSAL NO. 1	The election of two Class II directors to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified.

Our bylaws state that, to be elected, a nominee must receive a plurality of the votes, which means that the nominees that receive the highest number of votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will have no effect on the outcome of this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

PROPOSAL NO. 2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our year ending September 30, 2022.

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in its discretion.  Therefore, no broker non-votes are expected in connection with this proposal.

PROPOSAL NO. 3	Approval, on an advisory, non-binding basis, of the frequency of Say-on-Pay Votes.

The frequency that receives the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

PROPOSAL NO. 4	Approval of amendments to our certificate of incorporation to remove supermajority voting requirements to amend our certificate of incorporation and bylaws.

Approval of the amendments requires the affirmative vote of the holders of at least two-thirds of the voting power of our Class A common stock and Class B common stock outstanding, voting together as a single class.  Abstentions and broker non-votes, if any, have the same effect as an “against” vote.  Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

PROPOSAL NO. 5	Approval of amendments to our certificate of incorporation to declassify our board of directors and phase-in annual director elections.

Approval of the amendments requires the affirmative vote of: (1) the holders of at least two-thirds of the voting power of our Class A common stock and Class B common stock outstanding, voting together as a single class; and (2) the affirmative vote of the holders of a majority of the voting power of our Class A common stock outstanding, voting as a separate class.  Abstentions and broker non-votes, if any, have the same effect as an “against” vote.  Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

PROPOSAL NO. 6	Approval of our adoption of the 2021 Employee Stock Purchase Plan.

The approval of our adoption of the 2021 Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal, and thus, will have no effect on the outcome of this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.

2022 THE AZEK COMPANY Proxy Statement	3	QUESTIONS AND ANSWERS

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our bylaws and Delaware law. The presence in person or represented by proxy of the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote on a matter at the Annual Meeting will constitute a quorum for that matter at the Annual Meeting. Where a separate vote by a class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Proposal No. 5 requires a separate vote by the holders of our Class A common stock. Abstentions and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are five ways to vote:

•	By Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on March 7, 2022 (have your Notice or proxy card in hand when you visit the website);
•	By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on March 7, 2022 (have your Notice or proxy card in hand when you call);
•	By completing and mailing your proxy card (if you received printed proxy materials) to be received by 6:00 p.m. Eastern Time on March 7, 2022; or
•

By attending the virtual meeting by visiting www.virtualshareholdermeeting.com/AZEK2022, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.

VOTING VIA THE INTERNET OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS AND WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU WISH TO DO SO.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. As discussed above, if you are a street name stockholder, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time by:

•	entering a new vote by Internet or by telephone before the Annual Meeting;
•

delivering a written notice of revocation or completing and returning a later-dated proxy card before 6:00 p.m. Eastern Time on March 7, 2022 to the Corporate Secretary of AZEK, in writing, at The AZEK Company Inc., 1330 W Fulton Street #350, Chicago, Illinois 60607; or

•	attending and voting electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jesse Singh (our President and Chief Executive Officer), Peter Clifford (our Chief Financial Officer and Treasurer) and Paul Kardish (our Chief Legal Officer and Secretary) have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is postponed, adjourned or continued, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

2022 THE AZEK COMPANY Proxy Statement	4	QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2021 Annual Report, primarily via the Internet. The Notice containing instructions on how to access this proxy statement and our 2021 Annual Report is first being mailed on or about January 26, 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and the cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks and other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained D.F. King & Co. to solicit proxies for a fee of $15,000 plus a reasonable amount to cover expenses.

How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?

Brokers, banks and other nominees holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for our year ending September 30, 2022. Your broker, bank or other nominee will not have discretion to vote on the election of directors or the frequency with which we will hold Say-on-Pay Votes, the approval of amendments to our certificate of incorporation, or our Certificate, and bylaws or our adoption of the 2021 Employee Stock Purchase Plan, all of which are “non-routine” matters, absent direction from you. If the broker, bank or other nominee that holds your shares in street name returns a proxy card without voting on a non-routine proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” Broker non-votes are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non-votes on the outcome of each proposal to be voted on at the Annual Meeting is explained above.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee.

You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling Broadridge’s Householding Department at 1-866-540-7095. We encourage stockholders to contact us by telephone instead of physical mail to help ensure timely receipt of any request for proxy materials. Additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials will be sent promptly upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Broadridge Householding Department at the address above or by calling 1-866-540-7095.

2022 THE AZEK COMPANY Proxy Statement	5	QUESTIONS AND ANSWERS

What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?

RULE 14A-8 STOCKHOLDER PROPOSALS

As prescribed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders. For a Rule 14a-8 stockholder proposal to be timely and considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, the proposal must comply with all applicable requirements of Rule 14a-8, including with respect to ownership of our common stock, and our Corporate Secretary must receive the written proposal at our principal executive offices by the deadline prescribed by Rule 14a-8 under the Exchange Act (provided that the 2023 annual meeting of stockholders is not held more than 30 days from the first anniversary of the Annual Meeting, the applicable deadline will be September 26, 2022). Stockholder proposals should be addressed to:

The AZEK Company Inc.

Attention: Corporate Secretary

1330 W Fulton Street #350

Chicago, Illinois 60607

If a stockholder who has notified us of his, her or its intention to present a Rule 14a-8 stockholder proposal at an annual meeting does not appear and a qualified representative of that stockholder does not appear to present his, her or its proposal at such annual meeting, such proposal shall be disregarded and we are not required to present the proposal for a vote at such annual meeting.

ADVANCE NOTICE STOCKHOLDER PROPOSALS

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proper proposal, including director nominations, before an annual meeting of stockholders (regardless of whether the proposal is intended to be included in our proxy statement). Any such advance notice stockholder proposal, including director nominations, must comply with all of the requirements set forth in our Certificate, our bylaws and applicable laws, rules and regulations. Our bylaws provide that, for business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must be a stockholder of record at the time of the giving of the notice and at the time of the annual meeting, (ii) the stockholder is entitled to vote at the meeting, (iii) the business must be a proper matter for stockholder action, and (iv) the stockholder must give timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. For an advance notice stockholder proposal, including director nominations, to be timely for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices at the address listed above:

•	not earlier than the close of business on 120 days prior to the anniversary of the Annual Meeting; and
•	not later than the close of business on 90 days prior to the anniversary of the Annual Meeting.

In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of an advance notice stockholder proposal must be received no earlier than the close of business on the 120th day before our 2023 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2023 annual meeting of stockholders; or
•	the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present an advance notice stockholder proposal, including director nominations, at an annual meeting does not appear and a qualified representative of that stockholder does not appear to present his, her or its proposal at such annual meeting, such proposal shall be disregarded and we are not required to present the proposal for a vote at such annual meeting.

You are advised to review our bylaws, which contain additional requirements regarding advance notice stockholder proposals, including director nominations.

Availability of bylaws

A copy of our bylaws is available via the SEC’s website at https://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2022 THE AZEK COMPANY Proxy Statement	6	QUESTIONS AND ANSWERS

BOARD OF DIRECTORS

Board of Directors Composition

We are managed under the direction of our board of directors, which is currently composed of eleven members. All of our directors, with the exception of our Chief Executive Officer, are independent within the meaning of the listing standards of the New York Stock Exchange, or the NYSE.

Our Certificate currently provides for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Subject to the outcome of the vote at the 2022 Annual Meeting with respect to Proposal No. 5, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our board of directors is currently divided among the three classes as follows:

•	Our class I directors are Sallie Bailey, Vernon J. Nagel, Natasha Li and Ashfaq Qadri and their term will expire at the annual meeting of stockholders to be held in 2024.
•

Our class II directors are Fumbi Chima, Brian Spaly and Blake Sumler and their term will expire at the Annual Meeting. Ms. Chima and Mr. Spaly are standing for re-election to our board of directors at the Annual Meeting. Mr. Sumler is not standing for re-election.

•	Our class III directors are Howard Heckes, Gary Hendrickson, Bennett Rosenthal and Jesse Singh and their term will expire at the annual meeting of stockholders to be held in 2023.

For more information regarding Proposal No. 5, which, if successful, would authorize us to amend our Certificate and bylaws to phase out our classified board structure, please see “PROPOSAL NO. 5— Approval of Amendments to our Certificate of Incorporation to Declassify our Board of Directors and Phase-In Annual Director Elections”.

Director Term and Committee Membership Information

The following table sets forth the names, ages as of January 14, 2022, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors. Full biographical information follows the table.

NAME	CLASS	AGE	DIRECTOR SINCE	CURRENT TERM EXPIRES	EXPIRATION OF TERM FOR WHICH NOMINATED	INDEPENDENT	AUDIT COMMITTEE	COMP. COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Nominees:
Fumbi Chima	II	47	2020	2022	2025	X
Brian Spaly	II	44	2020	2022	2025	X
Continuing Directors:
Howard Heckes	III	56	2020	2023	—	X
Gary Hendrickson (C)	III	65	2017	2023	—	X
Bennett Rosenthal	III	58	2013	2023	—	X
Jesse Singh	III	56	2016	2023	—
Sallie Bailey	I	62	2018	2024	—	X
Vernon J. Nagel	I	64	2021	2024	—	X
Natasha Li	I	37	2021	2024	—	X
Ashfaq Qadri	I	40	2019	2024	—	X

Legend: (C) Chairperson of the Board |  Chair |  Member |   Audit Committee Financial Expert

2022 THE AZEK COMPANY Proxy Statement	7	BOARD OF DIRECTORS

Nominees for Director

FUMBI CHIMA

Fumbi Chima, a director since November 2020, is the Executive Vice President and Chief Information Officer

at BECU, a Washington-based community credit union, and has served in that role since October 2020. Ms. Chima previously served in leadership roles at various companies in the retail and financial sectors, including as Chief Information officer at adidas AG from 2019 to 2020, as Chief Information Officer at FOX Networks Group from 2017 to 2019, as Chief Information Officer at Burberry Group plc from 2015 to 2017, as Chief Information Officer, Asia at Walmart Inc. from 2014 to 2015 and as Vice President of Corporate Systems at American Express Co. from 2006 to 2010. As Chief Information Officer of adidas AG, Ms. Chima developed mentoring opportunities for women in science, technology, engineering and mathematics (STEM). From 2015 to 2018, Ms. Chima served on the board of Global Sources Ltd., a Bermuda business-to-business media company with a focus on the Greater China market. Currently, she serves on the corporate boards for Africa Prudential and Whitbread plc, and, effective April 1, 2022, she will join the board of Willis Towers Watson Public Limited Company. Ms. Chima also holds advisory roles for SAP Executive Advisory and Apptio EMEA Advisory and is on the board of Women at Risk International Foundation. Ms. Chima’s decades of leadership and technology experience in the retail and financial sectors, as well as her showcased dedication to diversity, women’s employment and inclusion, led us to the conclusion that she should continue to serve as a director on our board.

Age: 47 Director Since: 2020

BRIAN SPALY

Brian Spaly, a director since August 2020, is the Executive Chairman of Tecovas, Inc. and the founder and former Chief Executive Officer of Trunk Club, a personal styling startup focused on making it easy for men and women to discover and acquire stylish clothing without the hassles of the traditional shopping experience. Mr. Spaly led Trunk Club during its acquisition in August 2014. From 2006 to 2009, Mr. Spaly was the founder of Bonobos, a men’s clothing company, which was acquired in July 2017. From June 2018 to September 2021, he served as a member of the board of directors of Deckers Brands, a global portfolio of footwear brands such as UGG, Hoka, Teva and Sanuk. In addition to serving on the board of directors of Tecovas, Inc., Mr. Spaly currently serves on the boards of directors of several other early-stage growth companies. Since December 2020, Mr. Spaly has also been a General Partner at Brand Foundry Ventures, or BFV, in Austin, Texas. BFV is a consumer-focused venture capital fund investing in early-stage companies creating innovative products and services most commonly sold direct to consumers through digital channels. Mr. Spaly holds a Bachelor of Arts degree in economics from Princeton University and an M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Spaly’s experience leading high-growth companies as CEO and public companies as a board member, along with his proven digital and direct marketing experience, will continue to benefit AZEK as we continue to focus on growing our business and further differentiating our leading product offering.

Age: 44 Director Since: 2020

2022 THE AZEK COMPANY Proxy Statement	8	BOARD OF DIRECTORS

Continuing Directors

GARY HENDRICKSON

Gary Hendrickson, a director since May 2017, is the Chairperson of our board of directors, a position he has held since May 2017. Mr. Hendrickson previously served as the Chairman and Chief Executive Officer of the Valspar Corporation, a global paint and coatings manufacturer, from June 2011 to June 2017, and was its President and Chief Operating Officer from February 2008 until June 2011. Mr. Hendrickson held various executive leadership roles with the Valspar Corporation from 2001 until 2017, including positions with responsibilities for the Asia Pacific operations. Mr. Hendrickson also serves as a director of Polaris Industries Inc., a publicly traded global manufacturer and seller of off-road vehicles, including all-terrain vehicles and snowmobiles and Waters Corporation, a leading specialty measurement company and pioneer of chromatography, mass spectrometry and thermal analysis innovations serving the life, materials and food sciences. Mr. Hendrickson’s experience as President and Chief Executive Officer of a global company provides expertise in corporate leadership and development and execution of business growth strategy. He also brings to the board of directors significant global experience and knowledge of competitive strategy.

Age: 65 Director Since: 2017

JESSE SINGH

Jesse Singh, a director since he joined us in June 2016, is our Chief Executive Officer and President. Prior to joining us, Mr. Singh worked for 14 years at the 3M Company, a manufacturer and marketer of a range of products and services through its safety & industrial, transportation & electronics, health care and consumer segments, and served in numerous leadership roles at 3M, including Chief Commercial Officer, President of 3M’s Health Information Systems business and VP of the Stationery and Office supplies business, which included the iconic Post-it and Scotch Brands. During his career at 3M, Mr. Singh was involved in running 3M’s worldwide, customer-facing operations, which was comprised of approximately 4,000 shared services, 12,000 sales and 5,000 marketing professionals. He also served as CEO of 3M’s joint venture in Japan and led 3M’s global electronics materials business. Mr. Singh currently serves on the board and as a member of the audit and compensation committees of Carlisle Companies Incorporated. Mr. Singh brings to our board of directors extensive senior leadership experience and a comprehensive knowledge of our business and perspective of our day-to-day operations.

Age: 56 Director Since: 2016

SALLIE B. BAILEY

Sallie B. Bailey, a director since November 2018, previously served as the Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation, a leading manufacturer of engineered wood building products for residential, industrial and light commercial construction, from December 2011 to July 2018. Prior to working for Louisiana-Pacific Corporation, Ms. Bailey worked as the Vice President and Chief Financial Officer of Ferro Corporation, a global specialty materials company, from January 2007 to July 2010 following an eleven-year career at The Timken Company, a global producer of engineered bearings and alloy steel, in various senior management positions of increasing responsibility, lastly as Senior Vice President, Finance and Controller between 2003 and 2006. Ms. Bailey also currently serves as a director of L3 Harris Technologies, Inc., a technology company, defense contractor and information technology services provider, and NVR, Inc., a homebuilding and mortgage banking company. Ms. Bailey brings to our board of directors a broad knowledge of corporate finance, strategic planning, banking relationships, operations, complex information technology and other systems, enterprise risk management and investor relations gained through prior service as a senior executive of large global manufacturing companies, including as Chief Financial Officer, and she also has knowledge of and experience with complex financial and accounting functions and internal controls.

Age: 62 Director Since: 2018

HOWARD HECKES

Howard Heckes, a director since November 2020, is the President and Chief Executive Officer of Masonite International Corporation and has served in that role since June 2019. From 2017 to 2019, Mr. Heckes served as Chief Executive Officer of Energy Management Collaborative, a privately held company providing LED lighting and controls and IoT conversion systems and service solutions based in Plymouth, Minnesota. Previously, Mr. Heckes served in various senior operations roles at The Valspar Corporation, including as Executive Vice President and President of Global Coatings from 2014 to 2017 and as Senior Vice President, Global Consumer from 2008 to 2014. Prior to joining Valspar, Mr. Heckes held various leadership roles at Newell Rubbermaid, including President of Sanford Brands and President of Graco Children’s Products. Mr. Heckes currently serves on the board of directors of Masonite International Corporation. Mr. Heckes holds a B.S. in Industrial Engineering from Iowa State University and an M.S. in Industrial Engineering from the University of Iowa. We believe that Mr. Heckes brings to our board of directors extensive experience in corporate leadership, the development and execution of business growth strategies and significant consumer brand and business operating experience.

Age: 56 Director Since: 2020

2022 THE AZEK COMPANY Proxy Statement	9	BOARD OF DIRECTORS

VERNON J. NAGEL

Vernon J. Nagel, a director since November 2021, is a seasoned executive having provided products and services to the residential and non-residential construction markets while he served as the executive chairman of the board of directors of Acuity Brands, Inc., or Acuity Brands, from February 2020 to the end of 2020, and, previously, as Acuity Brands’ chairman and chief executive officer from September 2004 to January 2020, as Acuity Brands’ president from August 2005 to August 2019, as Acuity Brands’ vice chairman and chief financial officer from January 2004 to August 2004 and as Acuity Brands’ executive vice president and chief financial officer from December 2001 to January 2004. While at Acuity Brands, Mr. Nagel focused on enhancing shareholder value by introducing new technologies, expanding markets served through organic growth and acquisitions and driving company-wide productivity. Mr. Nagel received a B.B.A. from the University of Michigan and is a Certified Public Accountant (inactive). For the foregoing reasons, we believe that Mr. Nagel is and will continue to be a strong contributor to our ability to achieve its strategic and operational goals.

Age: 64 Director Since: 2021

NATASHA LI

Natasha Li, a director since November 2021, is a Partner in the Private Equity Group of Ares Management Corporation, where she has served as an investment professional since August 2007. Ms. Li also serves on the boards of City Ventures LLC and the parent entity of Resource Label Group and previously served on the boards of National Veterinary Associates, Inc. and Jacuzzi Brands Corporation. Ms. Li brings to our board over fourteen years of experience managing and evaluating investments by the Ares Private Equity Group, and she has assisted and advised the Company in various capacities since 2018 as a representative of the Ares Private Equity Group. Ms. Li’s deep understanding of the Company’s history and its business has led the board to conclude that she will be an invaluable member.

Age: 37 Director Since: 2021

ASHFAQ QADRI

Ashfaq Qadri, a director since February 2019, is a Director within the Equities Division at Ontario Teachers’ Pension Plan Board, or OTPP, and has served in that role since November 2020. Mr. Qadri joined OTPP in 2016 and has significant experience in private equity and investment banking. In his current role, he is responsible for execution and portfolio management for OTPP’s direct private equity investments in the industrials sector. He currently serves on the board of multiple OTPP portfolio companies, including Trivium Packaging B.V., Stone Canyon Industries Holdings Inc., and the parent company of TricorBraun Holdings, Inc. Prior to joining OTPP, Mr. Qadri was a Vice President at Morgan Stanley Private Equity from 2012 to 2014, with roles based in both New York and London. He also previously worked in Morgan Stanley’s Investment Banking division in New York. Mr. Qadri has an in-depth understanding of our business and has years of experience managing and evaluating investments in companies operating in various industries, including in the industrial and energy sectors. His understanding of our business and broad experience led us to conclude that he should serve as a director on our board.

Age: 40 Director Since: 2019

BENNETT ROSENTHAL

Bennett Rosenthal, a director since 2013, is a Co-Founder, Director and Partner of Ares Management Corporation and Co-Chairman of the Ares Private Equity Group. He is a member of the Ares Executive Management Committee. Mr. Rosenthal additionally serves as the Co-Chairman of the Board of Directors of Ares Capital Corporation. Mr. Rosenthal also is a member of the Ares Private Equity Group’s Corporate Opportunities and Special Opportunities Investment Committees. Mr. Rosenthal joined Ares in 1998 from Merrill Lynch & Co., Inc. where he served as a Managing Director in the Global Leveraged Finance Group. He currently serves on the boards of directors of City Ventures, LLC and the parent entities of Aspen Dental Management, Inc., CHG Healthcare Holdings L.P., Duly Health and Care, LaserAway, Press Ganey Associates, Inc., TricorBraun Holdings, Inc., Unified Women’s Healthcare and other private companies. Mr. Rosenthal’s previous board of directors experience includes Dawn Holdings, Inc., Hangar, Inc., Jacuzzi Brands Corporation, Maidenform Brands, Inc., National Veterinary Associates, Inc. and Nortek, Inc. Since 2016, Mr. Rosenthal has served as a Co-Managing Owner and Director of the Los Angeles Football Club (LAFC). Mr. Rosenthal also serves as Vice Chairman of the Graduate Executive Board of the Wharton School of Business and as Chairman of the LAFC Foundation. Mr. Rosenthal graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business where he also received his M.B.A. with distinction. We believe that Mr. Rosenthal’s extensive experience in the financial industry as well as the management of private equity in particular and his experience as a director of other public and private companies give the board of directors valuable insight.

Age: 58 Director Since: 2013

2022 THE AZEK COMPANY Proxy Statement	10	BOARD OF DIRECTORS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eleven members. In accordance with our Certificate, as currently in effect, our board of directors is divided into three classes of directors. At the Annual Meeting, two Class II directors will be elected for a three-year term to succeed the Class II directors whose term is then expiring. Mr. Sumler, a Class II director, is not standing for re-election. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, disqualification or removal. At the 2022 Annual Meeting, we are seeking stockholder approval to declassify our board of directors and phase-in the annual election of all directors, as described under “Proposal No. 5”.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Fumbi Chima and Brian Spaly as nominees for election as Class II directors at the Annual Meeting. If elected, each of Ms. Chima and Mr. Spaly will serve as Class II directors until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Each of the nominees is currently a director of the Company and has agreed to serve if elected. For information concerning the nominees, please see “Board of Directors—Nominees for Director.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of each of Ms. Chima and Mr. Spaly. We expect that each of Ms. Chima and Mr. Spaly will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not vote your shares on this matter.

Vote Required; Recommendation of the Board of Directors

Our bylaws state that, to be elected, a nominee must receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, which means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will have no effect on the outcome of this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF FUMBI CHIMA AND BRIAN SPALY TO THE BOARD FOR A THREE-YEAR TERM EXPIRING IN 2025.

2022 THE AZEK COMPANY Proxy Statement	11	ELECTION OF DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Overview and Fiscal 2021 Highlights

We are committed to operating with integrity and accountability. Our corporate governance policies set clear expectations and responsibilities for our board of directors, leaders, employees and business partners to ensure we conduct our operations in a manner that is consistent with the highest standards of business ethics and accountability. Highlights of our corporate governance practices include the following:

•	Independent board chairperson;
•	Board composed of all non-employee directors (other than CEO);
•	100% independent committee members;
•	Three “audit committee financial experts” serving on audit committee;
•	Board oversight of corporate social responsibility and sustainability, including our environmental, social and governance (ESG) related strategies, policies and disclosures;
•	Board oversight of risk management;
•	Stockholder votes regarding removing supermajority voting provisions in organizational documents and removing classified board structure;
•	Policies in place prohibiting short sales, hedging, margin accounts and pledging of our stock applicable to all employees and directors;
•	Robust stock ownership policy for officers and directors; and
•	Clawback policy applicable to executive officers in place allowing for recovery of certain compensation.

In alignment with our core value of always striving to be better today than yesterday, we are committed to building on our strengths and improving how we measure and monitor our progress on our ESG-related initiatives. Our board of directors oversees corporate social responsibility and sustainability initiatives, including ESG-related strategies, policies and disclosures, see “Role of the Board in ESG Oversight” below. Fiscal 2021 ESG highlights include the following:

•	Formalized our ESG strategy, which we call our FULL-CIRCLE ESG strategy;
•	Released inaugural ESG report;
•	Included ESG as a component of individual performance under our 2021 management annual incentive plan;
•	Diverted approximately 500 million pounds of scrap and waste from landfills and re-manufactured into our products, up from approximately 400 million pounds in fiscal 2020;
•	Established a goal of using one billion pounds of scrap and waste annually by the end of 2026;
•	Increased the percentage of our extruded materials manufactured from recycled materials to 56%, up from 54% in fiscal 2020;
•

Conducted our first carbon footprint inventory to quantify the sources of our direct and indirect greenhouse gas emissions across our operations and certain categories of our value chain during fiscal years 2019 and 2020;

•

Launched our FULL-CIRCLE PVC Recycling program, a first-of-its kind program to collect and repurpose construction site and remodeling scrap into our products; awarded one of Fast Company’s World Changing Ideas in 2021;

•	Commissioned a first-in-the-industry ISO 14044 Life Cycle Assessment comparing the life cycle environmental impacts of PVC and composite decking to wood alternatives;
•	Committed to make the 2021 TimberTech Championship, a PGA Tour Champions event, a zero waste event – the first in PGA Tour Champions history;
•	Measured our performance on diversity, equity and inclusion across the organization and formalized our diversity, equity and inclusion framework;
•	Approximately 54% executive team gender and/or race/ethnic diversity as of date hereof, up from approximately 45% in fiscal 2020;

2022 THE AZEK COMPANY Proxy Statement	12	CORPORATE GOVERNANCE

•	Approximately 45% board gender and/or race/ethnic diversity as of date hereof, up from approximately 33% in fiscal 2020;
•	Committed to include diverse candidates in any pool of candidates from which both employees and board of director nominees are chosen; and
•	Hired a dedicated Vice President, ESG, responsible for continuing to drive our company-wide ESG strategy and related initiatives.

Board Leadership

Our board of directors is responsible for the supervision and oversight of our business affairs. In executing this responsibility, our board of directors establishes corporate policies, sets strategic direction and oversees management. Our board of directors has not adopted a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairperson of the Board. It is our board of directors’ view that rather than having a rigid policy, our board of directors should determine, as and when appropriate upon consideration of all relevant factors and circumstances, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairperson of the Board, with Mr. Singh serving as our Chief Executive Officer and Mr. Hendrickson serving as non-executive Chairperson of the Board. We believe this is appropriate as it provides Mr. Singh with the ability to focus on our day-to-day operations while Mr. Hendrickson focuses on the oversight by our board of directors.

Director Independence

Pursuant to the corporate governance standards of the NYSE, a director employed by us cannot be deemed an “independent director,” and each other director will qualify as “independent” only if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making such determinations, the board of directors considered that certain directors serve as directors of other companies with which we engage from time to time in the ordinary course of business and, in accordance with our independence standards, determined that none of these relationships were material or impaired the independence of any of our directors. The fact that a director may own our capital stock is not, by itself, considered a material relationship. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has affirmatively determined that each of Gary Hendrickson, Sallie Bailey, Fumbi Chima, Howard Heckes, Natasha Li, Vernon J. Nagel, Ashfaq Qadri, Bennett Rosenthal, Brian Spaly and Blake Sumler are independent in accordance with the NYSE rules. There are no family relationships among any of our directors or executive officers.

In addition, our board of directors has determined that Sallie Bailey, Fumbi Chima, Gary Hendrickson, Howard Heckes, Vernon J. Nagel and Brian Spaly each satisfy the independence requirements for audit committee members under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act. Each of Sallie Bailey, Gary Hendrickson and Howard Heckes has been determined to be an “audit committee financial expert” as defined under SEC rules. All members of the audit committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

Meetings of the Board of Directors

Our board of directors held eight (8) meetings (including regularly scheduled and special meetings) during our fiscal year 2021. Every director attended 100% of the meetings of our board of directors and of any board committees of which he or she was a member during our fiscal year 2021. Our non-employee directors meet by themselves, without non-independent directors and management present, not less than two times per year. Meetings of our non-employee directors are presided over by the chairperson of our board of directors. Under our Corporate Governance Guidelines, directors are encouraged and expected to attend our annual meeting of stockholders. All of our directors serving at the time of our 2021 annual meeting of stockholders attended that meeting.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. From time to time, our board of directors may establish other committees to facilitate the management of our business. A copy of each committee’s charter is posted on the environmental, social and governance section of our website, www.azekco.com. Members serve on these committees until their resignation or until as otherwise determined by our board.

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Membership and Functions of the Committees of the Board

AUDIT COMMITTEE

Members: Sallie Bailey (Chairperson), Fumbi Chima, Gary Hendrickson, Howard Heckes, Brian Spaly Number of Meetings Held in Fiscal 2021: 8

Our audit committee’s responsibilities include, among other things:

•      Overseeing the quality and integrity of our financial statements and the financial reporting process;

•      Appointing and overseeing our external auditors and meeting separately with our external auditors to discuss the scope of their work and their findings;

•      Overseeing our annual audit process, including considering and discussing with our external auditors and management significant accounting and reporting issues, the results of the audit, whether the financial statements are complete and the audit opinion;

•      Reviewing and discussing with our external auditors and management our annual and quarterly financial statements;

•      Overseeing earnings press releases and their contents;

•      Providing oversight with respect to our capital structure, key financial ratios and liquidity;

•      Overseeing compliance with our financial covenants and authorizing; prepayment, redemption, repurchase or defeasance of our material indebtedness;

•      Overseeing our internal controls and advising management, our internal audit department and our external auditors with respect to internal control matters;

•      Reviewing and discussing significant changes to our accounting policies with management and our external auditors;

•      Reviewing internal audit reports and regularly evaluating the effectiveness of our internal audit function;

•      Reviewing guidelines and policies governing how our management assesses and manages risks associated with our business, including cybersecurity risks;

•      Overseeing the effectiveness of our systems for detecting fraud and monitoring compliance with laws and regulations; and

•      Reviewing and assessing audit committee members’ individual performance and the performance of the audit committee as a whole.

Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our board of directors has determined that each of Sallie Bailey, Gary Hendrickson and Howard Heckes is an “audit committee financial expert” as such term is defined under the SEC rules. Each of Ms. Chima and Mr. Heckes joined our audit committee on November 18, 2020.

COMPENSATION COMMITTEE

Members: Gary Hendrickson (Chairperson), Natasha Li, Vernon J. Nagel, Ashfaq Qadri Number of Meetings Held in Fiscal 2021: 5

Our compensation committee’s responsibilities include, among other things:

•      Annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation;

•      Evaluating our Chief Executive Officer’s performance;

•      Approving or recommending to our board of directors to approve our Chief Executive Officer’s compensation;

•      Reviewing and determining, or recommending to the board to determine, the compensation of our other executive officers;

•      Reviewing, approving and overseeing our compensation and benefits plans;

•      Approving equity grants and awards;

•      Reviewing and assessing any “say-on-pay” advisory votes and the frequency with which we conduct such votes;

•      Overseeing our incentive compensation arrangements vis-à-vis our risk management practices and otherwise oversee our compensation programs from a risk mitigation perspective; and

•      Reviewing and approving other policies and practices related to the compensation of our directors, officers and employees.

Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. The compensation committee may delegate, to the extent permitted by applicable law, to management or management committees certain of its duties and responsibilities, including the authority to determine the individual amounts of grants to our employees other than our executive officers.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Gary Hendrickson (Chairperson), Sallie Bailey, Blake Sumler Number of Meetings Held in Fiscal 2021: 4

Our nominating and corporate governance committee’s responsibilities include, among other things:

•      Identifying, selecting and recommending to our board of directors individuals to become members of our board of directors;

•      Reviewing our board of directors’ committee structure and making recommendations regarding the appointment of directors to committees;

•      Reviewing the performance and qualifications of our directors;

•      Periodically evaluating the performance of our board of directors and each committee thereof;

•      Reviewing and making recommendations with respect to any stockholder proposals;

•      Overseeing our strategy on corporate social responsibility and sustainability and developing and recommending to our board of directors for approval strategies, policies, related disclosures and other stakeholder communications;

•      Developing and overseeing our director orientation program and our continuing education program for our directors; and

•      Reviewing and resolving potential conflicts of interest involving our directors and officers.

Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines, which are designed to assist our board of directors in performing its duties to us and our stockholders. These guidelines provide general guidance to our board of directors with a view to continuing a strong and effective working relationship both among the board members and also between our board of directors and management. The goal of these guidelines is to reflect current governance practices for our board of directors and to enhance the ability of our board of directors and management to guide the Company in its continuing growth and success. Our Corporate Governance Guidelines may be amended by our board of directors at any time. A copy of our Corporate Governance Guidelines is available under the environmental, social and governance section of our website, www.azekco.com.

Our Corporate Governance Guidelines address items such as:

•	Board size;
•	Director independence qualifications;
•	Board diversity;
•	Selection and election of directors;
•	Director compensation;
•	Board responsibilities and expectations of directors;
•	Board meetings;
•	Board committees;
•	Director orientation and education;
•	Use of registered public accounting firms;
•	Related party transactions; and
•	The review and disclosure of the Corporate Governance Guidelines.

Identification and Evaluation of Nominees for Directors; Board Diversity

The nominating and corporate governance committee considers candidates for director from a variety of sources, including candidates who are recommended by other board members and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates. The nominating and corporate governance committee also considers candidates for director recommended by

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stockholders who submit such recommendations in writing to our Corporate Secretary and evaluates director candidates recommended by stockholders in the same way it evaluates candidates recommended by the other sources referenced above.

In accordance with our Corporate Governance Guidelines, the nominating and corporate governance committee identifies and considers candidates based on a diversity of skills, expertise, industry knowledge, diversity of opinion and perspectives and other attributes. The nominating and corporate governance committee has also committed to including candidates with a diversity of age, gender, ethnicity/race and education in any pool of candidates from which board of director nominees are chosen. The board of directors also confirms that our policy of non-discrimination applies in the selection of directors.

Code of Conduct and Ethics and Code of Ethics for Senior Financial Officers

We have adopted a Code of Conduct and Ethics for all officers, directors and employees. We have also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer and senior financial officers. We intend to disclose future amendments to certain provisions of our Code of Ethics for Senior Financial Officers, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or other persons performing similar functions, on our website. A copy of each of our Code of Conduct and Ethics and our Code of Ethics for Senior Financial Officers is available under the environmental, social and governance section of our website, www.azekco.com.

Our Code of Conduct and Ethics addresses items such as:

•	Guiding ethical principles for our directors, officers and employees;
•	Conflicts of interests;
•	Compliance with laws;
•	Observance of ethical standards;
•	Corporate opportunities;
•	Competition and fair dealing;
•	Confidentiality and insider trading;
•	Protection and use of our assets;
•	Equal employment opportunity, non-discrimination and anti-harassment policies;
•	Health and safety;
•	Environmental protection;
•	Conducting international business;
•	Accuracy of financial reporting and other public communications;
•	Political contributions; and
•	Whistleblowers and our ethics hotline.

Our Code of Ethics for Senior Financial Officers addresses items such as:

•	Avoiding actual or apparent conflicts of interest;
•	Disclosure of any material transaction or relationship that could give rise to a conflict of interest;
•	Provision of full, fair, accurate, timely and understandable disclosure;
•	Compliance with applicable laws, rules and regulations;
•	Support for whistleblowers; and
•	Interactions and dealings with our auditors.

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Hedging and Pledging Policies, Derivatives Trading

As part of our insider trading policy, all of our directors, officers and employees are prohibited from engaging in hedging and other monetization transactions (which may include prepaid variable forward contracts, equity swaps, collars and exchange funds) involving our securities, holding our securities in a margin account or pledging our securities as collateral for a loan. We also prohibit our directors, officers and employees from speculating in our equity securities, including through the use of short sales or by trading in options or other derivative securities with respect to our securities.

Stock Ownership Policy

We have adopted a stock ownership policy for our executives. Our stock ownership policy was put in place in connection with our initial public offering, or our IPO, and is intended to increase the alignment of interests between our executives and stockholders. The guidelines and policies of peers and, on a broader basis, industry practices were considered in developing this policy. Our policy provides the following:

Category	Ownership Requirement (multiple of base salary)
CEO	6x
CFO/COO	3x
Other CEO Direct Reports	2x
Other Executive Officers	1x

Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. The policy requires retention of 100% of net shares acquired upon any vesting or exercise of equity awards until the ownership requirements are met for our Chief Executive Officer and retention of 50% of net shares acquired upon any vesting or exercise of equity awards until the ownership requirements are met for our other executives. For purposes of the stock ownership policy, we include direct ownership of shares, beneficially owned shares held indirectly (e.g. by family members and trusts), and vested deferred stock units, or DSUs. Unvested stock awards and unexercised options are not included in determining whether an executive has achieved the ownership levels. The compensation committee is responsible for monitoring the application of our stock ownership policy. Each of our current named executive officers is in compliance with this policy.

We have also adopted a stock ownership policy for our directors that requires each non-employee director to hold 100% of after-tax shares from director equity awards until the director holds shares and DSUs with an aggregate value equal to five times the annual cash retainer paid to non-employee directors. All of our non-employee directors currently meet the requirements or are otherwise in compliance with the policy via the retention requirement.

Related Persons Transaction Policy

We have adopted formal written procedures for the review, approval or ratification of transactions with related persons, or the Related Persons Transaction Policy. The Related Persons Transaction Policy provides that the audit committee of our board of directors is charged with reviewing for approval or ratification all transactions with “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) that are brought to the audit committee’s attention. A copy of our Related Persons Transaction Policy is available under the environmental, social and governance section of our website, www.azekco.com. See “Related Party Transactions” below for a description of related party transactions for fiscal 2021.

Role of the Board in Risk Oversight; Cybersecurity Risk

Our board of directors takes an active role in the oversight of risk management, while management is responsible for addressing the day-to-day risks facing our company. While our board of directors has primary responsibility for overseeing risk management, our board of directors also delegates certain oversight responsibilities to its committees. For example, our audit committee oversees management of financial risks, including those related to our internal control over financial reporting and disclosure controls and procedures, audit and auditor matters and other accounting matters. With the assistance of our independent compensation consultant, our compensation committee regularly considers and evaluates risks related to our cash and equity-based compensation programs and practices as well as evaluates whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on us. Our compensation committee believes that our compensation programs appropriately incentivize our executive officers to take prudent risks and are focused on both the short-term and the long-term interests of our stockholders, which is reflected by the fact that our executive officers receive a balanced mix of short-term and long-term, performance-based, variable compensation, as well as fixed salary compensation and long-term, service-based compensation. Our compensation committee also believes that excessive risk taking is mitigated by compensation policies we maintain, including our executive officer stock ownership policy, our hedging and pledging prohibitions and our clawback policy. Consistent with SEC disclosure requirements, the compensation committee has worked with management to assess compensation policies and practices for our employees and has concluded that such policies and practices

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do not create risks that are reasonably likely to have a material adverse effect on us. Our nominating and corporate governance committee oversees management of risks associated with director independence, conflicts of interest, composition and organization of our board of directors, director succession planning and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors keeps itself regularly informed regarding such risks through committee reports and otherwise. In particular, throughout fiscal 2021 and currently, our board of directors regularly received and continues to receive updates from management on the impact of the COVID-19 pandemic on our business, our employees and our suppliers and customers.

Cybersecurity has become a particularly acute area of risk for companies of all sizes and in all industries, including us. While management is primarily responsible for our cybersecurity program and managing our cybersecurity risks, including our procedures and day-to-day operations, our audit committee oversees our enterprise risk assessment and management program, which includes oversight of cybersecurity risks. In performing its oversight responsibilities, our audit committee receives regular reports from, and meets with, our Chief Information Officer not less frequently than twice annually to review our information technology and cybersecurity risk profile and to discuss our activities to manage those risks. We use a variety of security products and vendors to protect our information technology infrastructure and data. Our programs continue to adapt and mature as threats continue to evolve. We maintain data encryption, monitoring, loss prevention, data storage, identity / authentication controls, including two-factor authentication tools, and anti-malware and anti-virus solutions. We perform penetration tests and cyber simulations to practice our incident response procedures. Our cybersecurity plans are reviewed on an annual basis, and we prioritize new and updated programs as needed to respond to the cybersecurity risks we face. We train employees on cybersecurity risks quarterly and generate internal phishing campaigns to assess the effectiveness of the training. As of January 2022, we’ve also hired a Chief Information Security Officer to supplement and develop our security posture as we grow. Cyber insurance is evaluated and renewed annually to address the latest offerings. We also regularly review our privacy policies to ensure compliance with all applicable data privacy regulations. We update our privacy policies on our website following such updates.

Role of the Board in ESG Oversight

In 2021, we formalized our ESG strategy, which we call our FULL-CIRCLE ESG strategy. Our nominating and corporate governance committee is responsible for our corporate social responsibility and sustainability initiatives, including ESG-related policies, strategies and disclosures. To support the nominating and corporate governance committee in these efforts, we have established a management-level ESG Steering Committee consisting of leaders from across our organization. The ESG Steering Committee generally meets monthly and reports directly to our Chief Executive Officer. Further, during 2021, we issued our first ESG report, which outlined many of the sustainability and impact-focused initiatives we have undertaken and laid out our commitment to continue to reduce the carbon footprint of our products and our operations as well as other environmental and social initiatives that positively impact our employees, customers, communities and the planet.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with our board of directors, stockholders, employees and others who are interested in communicating with our board of directors may do so by writing to us at The AZEK Company Inc., Attn: Corporate Secretary, 1330 W Fulton Street #350, Chicago, Illinois 60607. The Corporate Secretary will forward to the chairperson of our board of directors and such other board members as may be deemed appropriate any such communication, provided that such communication addresses a legitimate business issue.

Non-Employee Director Compensation

DIRECTOR COMPENSATION PROGRAM

We have adopted a director compensation program that was developed primarily based on peer benchmark data in consultation with our independent compensation consultant and that provides the following compensation for non-employee directors:

•	An annual cash retainer of $85,000, paid quarterly in arrears;
•

An annual equity award of RSUs granted in connection with each annual stockholder meeting with a grant date fair value of $115,000 that vests at the earlier of the first anniversary of the grant date or the following annual stockholder holder meeting;

•	A one-time inaugural equity award of RSUs granted to newly appointed non-employee directors with a grant date fair value of $105,000 that cliff-vests on the third anniversary of grant;
•

An annual cash retainer of $20,000 for the chair of the audit committee, $17,500 for the chair of the compensation committee, and $15,000 for the chair of the nominating and governance committee, in each case paid quarterly in arrears; and

•	An additional annual cash retainer of $50,000 for serving as our non-executive chair, paid quarterly in arrears (waived by Mr. Hendrickson for a period of four years following our IPO).

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FISCAL 2021 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation earned for service on our board of directors during the year ended September 30, 2021 by the directors who were not also NEOs. Mr. Singh did not receive any additional compensation for his service on the board of directors during the year ended September 30, 2021. Mr. Singh’s compensation for the year ended September 30, 2021 is set forth under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned for Fiscal 2021 and Paid in Cash	Stock Awards(3)	Option Awards(4)	Total
Sallie Bailey	$95,564	$147,257	—	$242,821
Fumbi Chima(1)	$33,790	$260,527	—	$294,317
Russell Hammond(1)(2)	—	—	—	—
Howard Heckes(1)	$66,434	$238,450	—	$304,884
Gary Hendrickson	$103,348	$147,257	—	$250,605
James B. Hirshorn(1)(2)	—	—	—	—
Brian Klos(1)(2)	—	—	—	—
Natasha Li(1)(2)	—	—	—	—
Romeo Leemrijse(1)	—	—	—	—
Vernon J. Nagel(1)	—	—	—	—
Ronald A. Pace(1)	$9,321	$14,119	—	$23,440
Ashfaq Qadri(2)	—	—	—	—
Bennett Rosenthal(2)	—	—	—	—
Brian Spaly	$75,564	$147,257	—	$222,821
Blake Sumler(2)	—	—	—	—

(1)

Ms. Chima and Messrs. Heckes and Leemrijse joined the board of directors in November 2020. Ms. Li and Mr. Nagel joined the board of directors in November 2021. Messrs. Hammond, Hirshorn, Leemrijse, Klos and Pace no longer serve on the board of directors.

(2)

Each of Messrs. Hammond, Hirshorn, Klos, Qadri, Rosenthal and Sumler and Ms. Li is affiliated with one of our Sponsors and was designated to the board of directors by the respective Sponsor. These directors waived compensation from us for their service as a director.

(3)

The amounts in this column reflect both the grant date fair value of time-based restricted stock units, or RSUs, awarded during fiscal 2021 as inaugural equity awards and annual RSU awards, including prorated annual awards, if applicable, under our director compensation program to our non-employee directors who had not waived compensation as noted above. The amount for Ms. Chima reflects her election to defer 50% of her annual cash retainer in the form of DSUs, resulting in an increase to her stock award compensation and a corresponding decrease to her cash compensation for fiscal year 2021. Details with respect to each such director who received stock awards follow:

Name	Inaugural Awards	Annual and Prorated Awards	DSUs	Total
Sallie Bailey	$—	$147,257	—	$147,257
Fumbi Chima(1)	$105,003	$133,447	$22,077	$260,257
Howard Heckes(1)	$105,003	$133,447	—	$238,450
Gary Hendrickson	$—	$147,257	—	$147,257
Ronald A. Pace(1)	$—	$14,119	—	$14,119
Brian Spaly	$—	$147,257	—	$147,257

For each non-employee director, the aggregate number of stock awards outstanding as of the end of the fiscal year ended September 30, 2021 was: Ms. Bailey: 18,279; Mr. Hendrickson: 8,479; Ms. Chima: 5,575, Mr. Heckes: 5,046 and Mr. Spaly: 4,961. This includes unvested restricted stock, RSUs that had not yet vested or for which settlement has been deferred and DSUs that had not settled.

(4)	For each non-employee director, the aggregate number of option awards outstanding as of the end of fiscal year 2021 was: Ms. Bailey: 30,260; Mr. Hendrickson: 564,439 and Mr. Pace: 13,479.

Director and Officer Indemnification Agreements

In addition to the indemnification and advancement of expenses required in our Certificate and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of, and the advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. For additional information, please see “Related Person Transactions—Indemnification of Directors and Officers.”

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PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending September 30, 2022. PwC has served as our independent registered public accounting firm since 2010.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the year ending September 30, 2022. Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by Delaware law, our Certificate or our bylaws. However, our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The audit committee engaged PwC to perform an annual audit of the Company’s financial statements for fiscal year 2021. The audit committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to SEC rules, the fees billed by PwC are disclosed in the table below:

	FY 2021	FY 2020
Audit Fees	$2,475,000	$2,843,500
Audit Related Fees	300,000	570,000
Tax Fees	200,000	356,050
All Other Fees	2,700	2,700
Total PwC Fees	$2,977,700	$3,772,250

Audit Fees

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, issuances of consents and similar matters.

AUDIT-RELATED FEES

Consists of fees for professional services rendered in connection with our secondary offerings completed in fiscal year 2021.

TAX FEES

Consists of fees for professional services for tax advisory and compliance services.

2022 THE AZEK COMPANY Proxy Statement	20	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ALL OTHER FEES

Consists of fees for permitted products and services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended September 30, 2021, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or the PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by PwC in fiscal 2021 and 2020 were pre-approved by our audit committee.

Vote Required; Recommendation of the Board of Directors

The ratification of the appointment of PwC requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in its discretion. Therefore, no broker non-votes are expected in connection with this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

2022 THE AZEK COMPANY Proxy Statement	21	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the audit committee is to assist our board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditors’ qualifications and independence, (4) the performance of the independent auditors and our internal audit function and (5) other matters as set forth in the audit committee’s charter. The audit committee is further responsible for the appointment and oversight of our independent auditor and is involved in the selection of the independent auditor’s lead audit partner.

While our management has primary responsibility for our financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting, the audit committee has reviewed and discussed the Company’s audited financial statements for the year ended September 30, 2021 with management and PwC and, with and without management present, reviewed and discussed the results of PwC’s examination of the financial statements. The audit committee also discussed with management, PwC and our internal auditors, the quality and adequacy of our internal controls and the processes for assessing and monitoring risk. The audit committee reviewed with both PwC and our internal auditor their audit plans, audit scope and identification of audit risks.

The audit committee has discussed with PwC the matters required to be discussed by the PCAOB. The audit committee has also received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and has discussed PwC’s independence with PwC.

Based on the foregoing, the audit committee has recommended to our board of directors that such audited financial statements be included in our 2021 Annual Report as filed with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Sallie B. Bailey (Chairperson)

Fumbi Chima

Howard Heckes

Gary Hendrickson

Brian Spaly

January 24, 2022

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

2022 THE AZEK COMPANY Proxy Statement	22	REPORT OF THE AUDIT COMMITTEE

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of January 14, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Jesse Singh	56	Chief Executive Officer, President and Director
Peter Clifford	51	Senior Vice President and Chief Financial Officer
Jose Ochoa	58	President, Residential Segment
Scott Van Winter	56	President, Commercial Segment
Sandra Lamartine	52	Senior Vice President and Chief Human Resources Officer
Bobby Gentile	52	Senior Vice President of Operations
Jonathan Skelly	44	Senior Vice President of Customer Experience
Paul Kardish	59	Senior Vice President and Chief Legal Officer
Samara Toole	56	Senior Vice President and Chief Marketing Officer
Michelle Kasson	51	Vice President and Chief Information Officer
Gregory Jorgensen	46	Vice President, Chief Accounting Officer and Treasurer
Amanda Cimaglia	38	Vice President, ESG
Morgan Walbridge	43	Vice President and Deputy Chief Legal Officer

Jesse Singh, a director since he joined us in June 2016, is our Chief Executive Officer and President. Prior to joining us, Mr. Singh worked for 14 years at the 3M Company, a manufacturer and marketer of a range of products and services through its safety & industrial, transportation & electronics, health care and consumer segments, and served in numerous leadership roles at 3M, including Chief Commercial Officer, President of 3M’s Health Information Systems business and VP of the Stationery and Office supplies business, which included the iconic Post-it and Scotch Brands. During his career at 3M, Mr. Singh was involved in running 3M’s worldwide, customer-facing operations, which was comprised of 4,000 shared services, 12,000 sales and 5,000 marketing professionals. He also served as CEO of 3M’s joint venture in Japan and led 3M’s global electronics materials business. Mr. Singh currently serves on the board and as a member of the audit and compensation committees of Carlisle Companies Incorporated. Mr. Singh brings to our board of directors extensive senior leadership experience and a comprehensive knowledge of our business and perspective of our day-to-day operations.

Peter Clifford is currently serving as our Senior Vice President and Chief Financial Officer and joined us in August 2021. Prior to joining us, Mr. Clifford served as President and Chief Operating Officer, from May 2019 to August 2021, as well as Chief Financial Officer, from March 2015 to May 2019, of Cantel Medical Corp., which was publicly traded until its acquisition by STERIS plc in June 2021. Before joining Cantel Medical Corp., from March 2006 to March 2015, Mr. Clifford held many senior financial positions at IDEX Corporation, including as Chief Financial Officer of IDEX Corporation’s Fluid Metering Technology and Health & Science Technologies Divisions. Mr. Clifford also worked in various financial leadership roles at General Electric Company before joining IDEX Corporation.

Jose Ochoa is currently serving as our President, Residential Segment. Mr. Ochoa joined us in July 2017. Prior to joining us, Mr. Ochoa spent 15 years at Owens Corning, a developer and producer of insulation, roofing and fiberglass composites, in various roles. Most recently, he was Vice President of Strategic Marketing for the Roofing and Asphalt division, and served on the operating committee and as an officer of the company. Prior to that, Mr. Ochoa was Vice President and General Manager of the Engineered Insulation Systems (EIS) business, Vice President and General Manager of the Foam Insulation division and General Manager of the Latin America division. Prior to Owens Corning, Mr. Ochoa served as Vice President of Technology for ServiceLane, a privately funded startup focused on home services, where he established a national network for home maintenance with Lowe’s Home Improvement Center. Mr. Ochoa also co-founded Fifth Gear Media, which later merged to form Luminant Worldwide Corp. before its initial public offering. Before Fifth Gear Media, Mr. Ochoa held a variety of leadership positions with Frito-Lay, Inc. (part of the PepsiCo Company), The Procter & Gamble Company and AT Kearney, Inc.

2022 THE AZEK COMPANY Proxy Statement	23	EXECUTIVE OFFICERS

Scott Van Winter joined us in January 2017 and is currently serving as our President, Commercial Segment. With more than 25 years of experience in the performance polymers industry, Mr. Van Winter most recently served as Chief Executive Officer and Executive Vice President at Jindal Films Americas, LLC, a leader in the development and manufacture of specialty films, from January 2015 to December 2016, where he led the U.S. and European businesses. Prior to joining Jindal Films America, Mr. Van Winter served as General Manager and Senior Vice President of the Lumirror Polyester Film Division of Toray Plastics (America), Inc., from April 2007 to January 2015, and Vice President of OPS Sheet and Specialty Films for Alcoa KAMA Co. from June 2002 to June 2004.

Sandra Lamartine is currently serving as our Senior Vice President and Chief Human Resources Officer and joined us in April 2021. Ms. Lamartine brings to AZEK more than two decades of experience in organizational design, leadership development and talent management, spanning a number of industries, including building products, professional services, telecommunications and nutrition/dairy. Most recently, from 2016 to 2021, Ms. Lamartine served as Chief People Officer for Glanbia Nutritionals under Glanbia, Inc. Previously, from 2007 to 2016, Ms. Lamartine held various roles at James Hardie Building Products, including serving as the top HR executive from 2010 to 2016, overseeing initiatives that created a significant reduction in employee turnover, as well as the creation of award-winning development and onboarding programs.

Bobby Gentile is currently serving as our Senior Vice President of Operations and joined us in November 2016. Mr. Gentile has over 20 years of professional operations experience and most recently served as the Vice President of Manufacturing and Logistics at Overhead Door Corporation, a manufacturer of doors and openers, from April 2009 to November 2016. Prior to that, Mr. Gentile was an Operations Leader for Gardner Bender, a manufacturer of electrical and wire management products, from April 2006 to April 2009. He also held the role of Director of Operations for Newell-Rubbermaid Inc., known today as Newell Brands Inc., a leading global consumer goods company, from 2001 to 2006.

Jonathan Skelly is currently serving as our Senior Vice President of Customer Experience and joined us in January 2018. Mr. Skelly has 20 years of strategy, mergers and acquisitions, analytics, integration and business development experience. He most recently served as Vice President of Corporate Development for W. W. Grainger, Inc., an industrial supply company, from 2010 to December 2017. During that time, Mr. Skelly was responsible for all global and domestic corporate development and mergers and acquisitions. Prior to that, he held a variety of leadership positions including Director of Strategic Business Development for The Home Depot Inc. and Director of Mergers & Acquisitions for Hughes Supply, Inc.

Paul Kardish is currently serving as our Senior Vice President and Chief Legal Officer. Prior to joining us in September 2019, Mr. Kardish had over 25 years of broad legal, human resources, corporate governance and compliance, security, and government relations experience, serving as the Executive Vice President, General Counsel and Secretary of Schneider National, Inc. from August 2013 through March 2019, and prior to that holding positions at several Fortune 250 companies spanning multiple industries, including Honeywell International Inc., Intel Corporation, Micron Technology, Inc. and Freeport McMoRan Inc. He holds a bachelor’s degree in social work/psychology from Juniata College, a juris doctor from Gonzaga University School of Law and a Master of Laws degree from New York University School of Law. He was admitted to the Texas Bar in 1993 and to the Wisconsin Bar in 2013. Mr. Kardish also served as a Special Agent with the Federal Bureau of Investigation and is trained in emergency management. He also serves as a member of the Board of Directors for the American Red Cross-Northeastern Wisconsin.

Samara Toole is currently serving as our Senior Vice President and Chief Marketing Officer. Prior to joining us in October 2021, Ms. Toole had over 20 years of experience driving growth and building brands for purpose-driven companies in the home, lifestyle, and consumer products industries. Most recently, Toole served as Chief Marketing Officer of California Closet Company, Inc. from November 2014 to April 2021, where she drove significant growth by developing a sophisticated multi-touchpoint marketing strategy, up leveling ecommerce and marketing software tools, and overseeing the production of award-winning content. Prior to that, Ms. Toole served as the Senior Vice President of Marketing for Serena & Lily, Inc., a luxury lifestyle brand, from January 2006 to November 2014, and Ms. Toole held other senior-level roles in the lifestyle and consumer product categories prior thereto.

Michelle Kasson is currently serving as our Chief Information Officer and joined us in December 2019. Ms. Kasson has over 25 years of corporate IT experience in the consumer product goods, food and pharmaceutical industries. She most recently served as IT Director at the J.M. Smucker Company for 11 years with responsibilities including enterprise software development, managed service delivery, portfolio development and project execution. Prior to that, Ms. Kasson held a variety of information technology roles at Procter and Gamble, from May 1992 to October 2008. Ms. Kasson received a Bachelors in Management Information Systems from the University of Dayton in 1992 and a Masters of Business Administration from Xavier University in Cincinnati, OH in 1997.

Gregory Jorgensen is currently serving as our Vice President, Chief Accounting Officer and Treasurer and joined us in April 2019. Mr. Jorgensen has 20 years of financial reporting and technical accounting experience in manufacturing, distribution and other various industries. He was previously Vice President and Chief Accounting Officer with Beacon Roofing Supply, Inc. from 2016 to 2019 as well as with Hertz Global Holdings Inc., where he has served as the Vice President of Financial Reporting, Technical Accounting, and Policy from 2014 to 2016. Prior to that, Mr. Jorgensen was the Assistant Corporate Controller for Ball Corporation, a global packaging solutions company based out of Denver, Colorado. He is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Brigham Young University.

2022 THE AZEK COMPANY Proxy Statement	24	EXECUTIVE OFFICERS

Amanda Cimaglia is currently serving as our Vice President, ESG. Prior to joining us in January 2021, Ms. Cimaglia was a Managing Director with Solebury Trout’s ESG 360 practice, where she advised private and public companies on the development and communication of ESG strategies, including investor relations and corporate communications initiatives. From 2012 to 2019, Ms. Cimaglia held a variety of roles at Hannon Armstrong, the first U.S. public company solely dedicated to investments in climate solutions, where she most recently served as head of investor relations and ESG. Ms. Cimaglia holds a bachelor’s degree in business administration, cum laude, from Loyola University Maryland and a master of science in investor relations from Fordham University. She has served as a member of the ESG working groups for both the American Council on Renewable Energy (ACORE) and the New York Stock Exchange (NYSE).

Morgan Walbridge is currently serving as our Vice President and Deputy Chief Legal Officer. Prior to joining us in February 2021, Ms. Walbridge served as Deputy General Counsel and Secretary of Century Aluminum Company from March 2014 to February 2021. Prior thereto, Ms. Walbridge was Associate General Counsel and Assistant Secretary of Thompson Creek Metals Company from March 2011 to March 2014. Ms. Walbridge began her legal career as a corporate transactional attorney at McDermott, Will & Emery . Ms. Walbridge has over 15 years of experience as a corporate attorney and has spent over a decade in-house at publicly traded companies.

2022 THE AZEK COMPANY Proxy Statement	25	EXECUTIVE OFFICERS

PROPOSAL NO. 3

FREQUENCY OF SAY-ON-PAY VOTES

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in the our proxy statement. Such advisory votes are commonly referred to as “Say-on-Pay Votes”. Accordingly, we are asking stockholders to indicate whether they would prefer Say-on-Pay Vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, our board of directors recommends that the stockholders select a frequency of “One Year”.

Our board of directors believes that an annual Say-on-Pay Vote is the most appropriate frequency for us at this time. While our executive compensation programs are designed to promote the creation of stockholder value over the long term, our board of directors recognizes that executive compensation disclosures are made annually, and holding an annual Say-on-Pay Vote provides us with more direct and immediate feedback on our compensation disclosures.

Accordingly, our board of directors is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the Say-on-Pay Vote should be held every year, every other year or every three years.

Our board of directors and the compensation committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, our board of directors will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on us or our board of directors, our board of directors may decide that it is in the best interests of the stockholders that we hold a Say-on-Pay Vote more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or our board of directors.

Vote Required; Recommendation of the Board of Directors

The frequency that receives the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “ONE YEAR” AS THE PREFERRED FREQUENCY OF SAY-ON-PAY VOTES.

2022 THE AZEK COMPANY Proxy Statement	26	FREQUENCY OF SAY-ON-PAY VOTES

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides our stockholders with a description of our executive compensation program and philosophy, the decisions made by our compensation committee and the various factors that the compensation committee considered when making those decisions. We intend for our compensation program to align with the interests of our stockholders as well as our other stakeholders, including our other employees and the communities in which we operate. For fiscal year 2021, our NEOs were:

Jesse Singh	Peter Clifford	Paul Kardish	Jose Ochoa	Jonathan Skelly	Ralph Nicoletti
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Legal Officer	President, AZEK Building Products	Senior Vice President of Customer Experience	Former Senior Vice President and Chief Financial Officer

Overview of Fiscal 2021 Company Performance and Pay for Performance Alignment

Fiscal Year 2021 Financial Performance Summary

In our first year as a public company, we delivered record financial results and achieved a number of important milestones, all while executing against our strategy of delivering long-term, sustainable growth and value creation for our stockholders, customers, partners and employees.  Net sales for the year increased 31.1% year-over-year to $1.2 billion. Net income increased by $215.4 million to $93.2 million, or $0.59 per share, for fiscal year 2021 and Adjusted EBITDA increased 23.4% year-over-year. Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for any of our financial measures reported under generally accepted accounting principles, or GAAP. For a discussion of Adjusted EBITDA, including a reconciliation to net income, its closest comparable GAAP measure, see pages 45-48 of our 2021 Annual Report as filed with the SEC on November 23, 2021.

These results were driven by strong end-market demand combined with superior execution against our internal business initiatives. We delivered the first two phases of our multi-phase capacity expansion plan, increasing decking capacity by approximately 40% as compared to our 2019 baseline, advancing our goal of achieving over 100% decking capacity expansion by the end of 2022, while also continuing to improve throughput in our existing operations, launching a number of new product lines and capitalizing on continued material conversion trends. In a very challenging inflationary environment, we were able to offset raw material inflation through price and productivity gains. We expanded our consumption and supply of recycled materials to meet increasing demand and believe we are well-positioned to achieve our 2026 goal of recycling one billion pounds annually.

FINANCIAL HIGHLIGHTS		COMPANY HIGHLIGHTS	COMPANY HIGHLIGHTS

31.1% Growth	Consolidated Net Sales	~500 MILLION	Pounds of Waste and Scrap Diverted from Landfills in FY2021 (up from 400 million pounds in FY2020)

$93.2 million	Net Income	>100%	Expected Decking Capacity Increase by End of FY2022 vs. 2019 Baseline

$0.59 per share	Net Income per Diluted Share	56%	Recycled Content of Extruded Materials by Weight (up from ~54% in FY 2021)

$207.7 million	Cash Flow from Operations	RECEIVED NUMEROUS AWARDS AND RECOGNITIONS

$274.2 million	Adjusted EBITDA

2022 THE AZEK COMPANY Proxy Statement	27	COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2021 Pay for Performance Alignment

We believe that executive compensation for fiscal 2021 reflected our strong financial and operational results for the year and demonstrates our pay-for-performance philosophy discussed in more detail below. For each of our annual and long-term incentive programs, we believe that we establish aggressive, but achievable, goals and performance targets to properly incentivize our management to perform strongly and to consistently deliver value to our stockholders.

•

For fiscal year 2021, approximately 66% of our Chief Executive Officer’s target compensation and approximately 52% of our other NEOs’ target compensation (excluding Mr. Clifford as he commenced employment with us in August 2021), on average, was “at risk” compensation and was, or, in the case of PSUs, is, contingent upon our achievement of specific performance objectives. Target compensation consists of base salary, target annual incentive awards and long-term incentive awards.

•

For fiscal year 2021, our annual incentive plan paid out at approximately 200% of target for the financial performance component for our NEOs, reflecting our record net sales performance for the year and our strong Adjusted EBITDA performance; the payout was determined, except for Mr. Ochoa, based the Company’s Adjusted EBITDA and net sales results, which accounted for 75% of each NEO’s aggregate annual incentive opportunity (for Mr. Ochoa, payout under our annual incentive plan was determined based on the Adjusted EBITDA and net sales of each of the Company and of the Residential segment).

•	For fiscal year 2021, 10% of each of our NEOs annual incentive compensation opportunity was tied to individual ESG objectives.
•

During fiscal year 2021, half of our NEOs’ annual long-term incentive awards were granted in the form of PSUs that have a 3-year cliff vest from the date of grant and are eligible to be earned based on pre-determined Company financial performance metrics over that three-year measurement period. We believe that tying a significant portion of our NEOs’ compensation to our long-term financial and growth objectives further aligns our NEOs with the interests of our long-term stockholders.

Compensation Philosophy

Our executive compensation program is designed by our compensation committee to (i) align executive compensation with our financial and operational performance; (ii) attract, retain and motivate key executives critical to achieving our vision and strategy; and (iii) reward such executives for delivering desired business results and stockholder value.

Consistent with this philosophy, performance-based compensation represented a significant portion of our NEO’s target total direct compensation for fiscal 2021.  In particular, 100% of the cash incentive awards paid to our NEOs under our annual incentive plan are tied to pre-established financial and/or individual performance goals designed to be aligned with our operational and long-term strategic initiatives.  In addition, 50% of the equity awards granted to our NEOs under our 2021 long-term incentive compensation program were PSUs, which vest based on pre-established financial goals and are awarded to incentivize achievement of our financial and performance goals over a multi-year timespan and tie our NEOs’ compensation to those goals. 25% of such awards are granted in the form of service-vesting, non-qualified stock options, or stock options, which are awarded to motivate our NEOs by ensuring that they only have value to the extent the market price of our Class A common stock increases. The remaining 25% of such awards are granted in the form of RSUs, which are awarded in order to motivate our NEOs to continue their employment with us for many years. Our compensation committee believes that this balancing of RSUs, PSUs and stock options appropriately motivates our NEOs in furtherance of our success and our stockholders’ realization of value.

We assess the market competitiveness of our executive compensation program based on peer group data to deliver a total package consisting of base salary, annual incentive awards, long-term incentive awards, retirement benefits and other perquisites intended to be competitive for the relevant market for executive talent and closely aligned with the interests of our stockholders. The compensation committee utilizes “median market” ranges that are computed based on peer group data when targeting the compensation opportunities for our NEOs but retains discretion to make adjustments it deems advisable to balance our overall performance and the individual performance of our executive officers with our pay for performance philosophy. In exercising its discretion to set target compensation levels, the compensation committee considers an executive’s experience and skill set, among other factors. Individual executive compensation may ultimately be higher or lower than the targeted median.

Roles and Responsibilities

Role of the Compensation Committee

Our compensation committee is primarily responsible for establishing and overseeing our general compensation strategy. In addition, the compensation committee oversees our compensation and benefit plans and policies, administers our omnibus equity incentive plan and reviews and approves compensation decisions relating to our executive officers, including our Chief Executive Officer. Our compensation committee has structured our executive compensation program to align with a compensation philosophy that is based on several objectives, including instilling an ownership culture and linking the interests of our executive officers with those of our stockholders and our other stakeholders; paying for performance; rewarding executive officers for achievement of both our annual and longer-term financial and key operating goals; and facilitating the

2022 THE AZEK COMPANY Proxy Statement	28	COMPENSATION DISCUSSION AND ANALYSIS

attraction, motivation and retention of highly talented executive leaders. In addition to structuring our overall executive compensation program, our compensation committee routinely reviews, with the assistance of management and our independent compensation consultant, the actual compensation of our executive officers in the context of both our corporate goals and performance and our performance relative to our peers, as well as our peers’ executive compensation levels and programs. Further, our compensation committee reviews and approves annual grants and other incentive compensation awarded to our executive officers and certain other key employees, ensures that proper due diligence, deliberations and reviews of our executive compensation and overall compensation philosophy and strategy are conducted and oversees risks associated with our compensation practices. For more information regarding our compensation committee’s management and oversight of compensation-related risks, see “Corporate Governance—Role of the Board in Risk Oversight; Cybersecurity Risk”.

While our compensation committee reviews our executive compensation programs throughout the year, decisions with respect to salary increases, annual incentives and long-term incentives, including the metrics and objectives used to measure the performance of our executive officers and other employees, are typically made during the first fiscal quarter of each fiscal year. These decisions follow discussions that our compensation committee holds with and without management and our independent compensation consultant. In determining annual and long-term compensation amounts, our compensation committee reviews our performance over the prior year and, more generally, the performance of each individual executive officer. In determining our Chief Executive Officer’s compensation, our compensation committee considers, among other things, our performance relative to our peers, the value of incentive awards granted to Chief Executive Officers of our peers and the value of awards granted to our Chief Executive Officer in prior years. Consideration is also given to compensation elements such as bonuses and perquisites, if any. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Chief Executive Officer makes such recommendations regarding base salary, and short-term and long-term compensation, including equity incentives, for our executive officers based on our results, an executive officer’s individual contribution toward these results, the executive officer’s role and performance of his or her duties and his or her achievement of individual goals. Our compensation committee then reviews the recommendations and other data, including various compensation survey data and publicly available data of our peers, and makes decisions as to the target total direct compensation for each executive officer, including our Chief Executive Officer, as well as each individual compensation element. While our Chief Executive Officer typically attends meetings of the compensation committee, the compensation committee meets outside the presence of our Chief Executive Officer when discussing his compensation and when discussing certain other matters.

Role of Management

Management, and in particular our Chief Executive Officer, consults with our compensation committee with respect to our overall compensation philosophy, our compensation programs and objectives and compensation decisions with respect to individual executives and other employees. Management also presents regularly to the compensation committee with respect to our performance and strategy, both in order to keep the compensation committee apprised of how our performance will impact outstanding incentive awards and to inform the compensation committee with respect to future compensation decision-making. Management also provides the compensation committee with individual evaluations of each executive officer in connection with determining such officer’s achievement of personal objectives and such officer’s target compensation for the following fiscal year.

Role of the Independent Compensation Consultant

Under its charter, our compensation committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. For fiscal year 2021, our compensation committee retained FW Cook & Co., Inc., or FW Cook, as its independent compensation consultant. FW Cook primarily advised the compensation committee with respect to our compensation philosophy and objectives, our determination of appropriate peers for benchmarking executive compensation levels and practices, market pay levels, our executive compensation risk assessment, the positioning of our director and executive compensation policies within these frameworks, the forms of long-term incentive awards issued to our directors and executive officers, and our compensation-related proxy disclosure. The compensation committee consulted with FW Cook regularly throughout the year, and one or more representatives of FW Cook attended portions of our compensation committee meetings. The compensation committee considered the information presented by its independent compensation consultant, but all decisions regarding the compensation of our executive officers were made independently by the compensation committee. In fiscal year 2021, in compliance with SEC and NYSE rules, the compensation committee assessed the independence of FW Cook and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the compensation committee. FW Cook did not provide any services to us in fiscal year 2021 other than the services provided directly to the compensation committee.

2022 THE AZEK COMPANY Proxy Statement	29	COMPENSATION DISCUSSION AND ANALYSIS

Benchmarking

Each year, our compensation committee, with the advice of our independent compensation consultant, evaluates each of our NEO’s total direct compensation opportunity, which reflects that executive’s base salary and target award amounts under both our annual incentive and long-term incentive plans, as well as the form of such long-term incentive awards, against total direct compensation opportunities for comparable executives of similarly-situated companies. The compensation committee does not necessarily set total compensation opportunities for our NEOs to be higher or lower than any specific peer company, nor does the compensation committee restrict compensation of our NEOs to any particular range based on our peers. The compensation committee does take such peers into consideration to determine whether our NEOs’ individual total compensation opportunities are reasonable and appropriate in the context of such executive’s background, performance, tenure with the Company and other factors. We strive to balance offering competitive compensation to attract the best talent available with ensuring that such compensation remains aligned with our stockholders’ and other stakeholders’ objectives and best interests. The companies included in our peer group for fiscal year 2021 total direct compensation opportunity benchmarking purposes are below:

Advanced Drainage Systems, Inc.	CSW Industrials, Inc.	Installed Building Products, Inc.
American Woodmark Corporation	Eagle Materials Inc.	JELD-WEN Holding, Inc.
Apogee Enterprises, Inc.	Ferro Corporation	Masonite International Corporation
Armstrong World Industries, Inc.	Gibraltar Industries, Inc.	Simpson Manufacturing Co., Inc.
Cornerstone Building Brands, Inc.	GMS, Inc.	Trex Company, Inc.

We regularly evaluate whether our peer group remains appropriate for benchmarking purposes for subsequent fiscal years, and the companies included in our peer group for fiscal year 2022 total direct compensation opportunity benchmarking purposes are below. For fiscal year 2022, we removed Apogee Enterprises, Inc., Cornerstone Building Brands, Inc., Ferro Corporation, GMS, Inc. and JELD-WEN Holding, Inc. from our peer group because each of those companies is no longer sufficiently comparable in either size or business fit, including, in certain cases, due to major corporate transactions and similar events. We added A.O. Smith Corporation, AAON, Inc., Floor and Décor Holdings, Inc., James Hardie Industries plc, Lennox International Inc., PGT Innovations, Inc., RH and SiteOne Landscape Supply, Inc. because they are more closely aligned with us than certain members of our fiscal year 2021 peer group across multiple metrics, including total assets, revenue, market capitalization and enterprise value, and they more closely resemble us in terms of product offerings and targeted markets.

A.O Smith Corporation	Floor & Décor Holdings, Inc.	Pool Corporation
AAON, Inc.	Gibraltar Industries, Inc.	RH
Advanced Drainage Systems	Installed Building Products, Inc.	Simpson Manufacturing Co., Inc.
American Woodmark Corporation	James Hardie Industries plc	SiteOne Landscape Supply, Inc.
Armstrong World Industries, Inc.	Lennox International Inc.	Trex Company, Inc.
CSW Industrials, Inc.	Masonite International Corporation
Eagle Materials Inc.	PGT Innovations, Inc.

2022 THE AZEK COMPANY Proxy Statement	30	COMPENSATION DISCUSSION AND ANALYSIS

Elements of Executive Compensation

Our executive compensation program is made up of the following principal components.  Detailed narratives of these compensation elements are provided below under "—2021 NEO Compensation Details."

Base Salary	Annual Incentives	Long-Term Incentives
Base salaries provide a fixed level of compensation for our executive officers and are designed to attract and retain talented executives and to provide a competitive and stable component of income.	Annual incentives provide a competitive incentive opportunity for achieving financial performance and operational objectives over an annual performance period.	Long-term incentives are composed of RSUs, PSUs and stock options. For our NEOs, PSUs comprise 50% of the overall award, with RSUs and stock options each comprising 25%.

2021 NEO Compensation Details

Base Salary

Base salaries are designed to be competitive and fairly compensate our executive officers, including our NEOs, for the responsibility level of each respective position. Our compensation committee reviews the salaries of our executive officers annually to determine whether adjustments are appropriate.  In determining the base salaries for our executive officers, our compensation committee reviews each individual’s role and responsibilities, previous year’s salary and individual performance, as well as the base salaries of similarly situated executives at comparable companies from peer group and survey data. Annual adjustments are generally effective in January, but our compensation committee may also review the salaries of our executive officers in connection with a promotion or other change in responsibility.

The annual base salaries of the NEOs as of the end of fiscal year 2021 were $790,974 for Mr. Singh, $600,000 for Mr. Clifford, $412,016 for Mr. Kardish, $450,150 for Mr. Ochoa, $395,201 for Mr. Skelly and, at the time of his resignation, $520,000 for Mr. Nicoletti. Each of our NEOs received a merit-based base salary increase of between 3% and 4% for fiscal year 2021 as compared to their base salary for fiscal year 2020.

Annual Incentive

Our annual incentive compensation is composed of cash compensation payable during the first fiscal quarter following the completion of each fiscal year. Annual incentive compensation is designed to motivate and reward achievement of corporate annual performance goals established by our compensation committee as well as performance with respect to annual goals of each individual executive officer. In determining an executive officer’s actual annual incentive compensation payable following any particular fiscal year, our compensation committee measures the actual outcomes for each performance metric as compared to the pre-established, target goals. For more information regarding our alignment of our NEO’s compensation to our performance for fiscal year 2021, see “—Overview of Fiscal 2021 Company Performance and Pay for Performance Alignment.” The annual incentive compensation paid to each of our NEOs for fiscal year 2021, including the methodology used to calculate such compensation, is described below.

TARGET INCENTIVE OPPORTUNITIES

For our executive officers, 75% of each individual’s target annual incentive award is determined by reference to corporate objectives, which can be company-wide, based on such individual’s specific operating segment or a combination of both, and 25% of each individual’s annual incentive award is based upon individual performance relative to individual goals established at the beginning of that fiscal year, including ESG goals. Beginning with our fiscal year 2021, 10% of each executive officer’s annual incentive compensation opportunity is tied to ESG objectives, highlighting our commitment to our ESG goals and performance. Payouts between threshold, target and maximum levels are generally interpolated on a straight-line basis, provided that the increase in payout between target and maximum levels is accelerated as compared to the increase between threshold and

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target levels to further incentive our executive officers and other employees to achieve our more ambitious goals.  The target opportunity for fiscal year 2021 for each of the NEOs was as follows:

Named Executive Officer	Target Annual Incentive (% of Base Salary)	Target Annual Incentive ($)(1)
Jesse Singh	100%	790,974
Peter Clifford	75%	60,577
Paul Kardish	60%	247,210
Jose Ochoa	75%	337,612
Jonathan Skelly	50%	197,601
Ralph Nicoletti	75%	381,904

(1)

Target annual incentive amounts represent the percentage of base salary paid during the fiscal year, rather than a percentage of the annualized base salary rate as in effect at the end of the fiscal year. Mr. Clifford began employment with us in August 2021.

FINANCIAL PERFORMANCE OBJECTIVES

For the fiscal year 2021, the financial performance component of the annual incentive opportunities was determined based on our Adjusted EBITDA and net sales, which accounted for 50% and 25%, respectively, of each NEO’s aggregate annual incentive opportunity (or, for Mr. Ochoa, the Adjusted EBITDA and net sales of each of the Company and of the Residential segment, where each Adjusted EBITDA metric accounted for 25% of the aggregate annual incentive opportunity and each net sales metric accounted for 12.5%). These metrics and their assigned weights were designed to motivate and reward our NEOs for achieving our fiscal year 2021 financial and operational objectives. We view each of these metrics as critical to driving sustainable shareholder value creation and continuing to grow our business.

The financial performance objectives and actual fiscal 2021 performance as determined for purposes of the annual incentive awards to Messrs. Singh, Nicoletti, Clifford, Kardish and Skelly were as follows:

		Performance Targets and Results (Dollar values in millions) (1)				Payout Factor
Performance Goal	Weighting	Threshold	Target	Maximum	Actual Performance	Unweighted	Weighted
Company Adjusted EBITDA	50%	$213.4	$245.3	$274.7	$274.2	198.4%	99.2%
Percentage of Target		50%	100%	200%
Company Net Sales	25%	$906.5	$1,007.2	$1,087.8	$1,179.0	200.0%	50.0%
Percentage of Target		50%	100%	200%
					Company Performance Factor:		149.2%

(1)

Performance between levels is generally interpolated on a straight-line basis. See “—Elements of Executive Compensation—Annual Incentive” for more information. If the threshold amount is not achieved for a particular metric, no amount is to be paid for that metric.

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The financial performance objectives and actual fiscal year 2021 performance as determined for purposes of the annual incentive award to Mr. Ochoa were as follows:

		Performance Targets and Results(1) (Dollar values in millions)				Payout Factor
Performance Goal	Weighting	Threshold	Target	Maximum	Actual Performance	Unweighted	Weighted
Company Adjusted EBITDA	25%	$213.4	$245.3	$274.7	$274.2	198.4%	49.6%
Percentage of Target		50%	100%	200%
Company Revenue	12.5%	$906.5	$1,007.2	$1,087.8	$1,179.0	200.0%	25%
Percentage of Target		50%	100%	200%
					Company Performance Factor:		74.6%

Residential Segment Adjusted EBITDA	25%	$241.0	$277.0	$310.3	$315.2	200.0%	50%
Percentage of Target		50%	100%	200%
Residential Segment Revenue	12.5%	$798.6	$887.3	$958.3	$1,044.1	200.0%	25%
Percentage of Target		50%	100%	200%
				Residential Segment Performance Factor:			75.0%

(1)

Performance between levels is generally interpolated on a straight-line basis. See “—Elements of Executive Compensation—Annual Incentive” for more information. If the threshold amount is not achieved for a particular metric, no amount is to be paid for that metric.

INDIVIDUAL PERFORMANCE OBJECTIVES

For the remaining annual incentive payout, 15% was determined by our compensation committee based on the NEOs’ individual performance relative to individual goals established at the beginning of the fiscal year, and 10% was determined based on such NEO’s individual contributions to the achievement of our ESG goals. The maximum award that an NEO can earn for the individual performance component was 130% of the target incentive attributable to this metric, which maximum is intended to reward exceptional performance. Our compensation committee considers each NEO’s individual performance to pre-established goals throughout the year and makes final determinations following each fiscal year end.  For fiscal year 2021, our compensation committee also considered the external challenges faced by the executive management team, in particular the continued impact of the COVID-19 pandemic and resulting global supply chain challenges, and the overall ability of the executive management team to successfully navigate through these challenges on a unified basis.  Individual performance results for each of our NEOs for fiscal year 2021 reflect, among other accomplishments: for Mr. Singh, his successful leadership navigating the Company through its first full fiscal year as a public company, managing unprecedented global supply chain disruptions and inflationary challenges, successfully onboarding Mr. Clifford as our new chief financial officer and guiding our ongoing capacity expansion projects, including the development of our new manufacturing facility in Boise, Idaho; for Mr. Nicoletti, the achievement of fiscal year 2021 financial objectives, especially in the Company’s first year as a publicly traded company and despite the challenging global supply and inflationary environment, and the successful onboarding of Mr. Clifford; for Mr. Kardish, his overseeing of the development of our internal legal department and our obligations as a public company; for Mr. Ochoa, his performance in accelerating new product development growth, enhancing brand and consumer experiences and growing the retail channel; and for Mr. Skelly, our Residential segment achieving sales growth and margin expansion, his involvement in our investor relations function and developing and enhancing our broader short- and long-term strategies. For each of our NEOs, such NEO’s ESG-related performance was determined primarily in connection with such individual’s contributions to and oversight of our completion and communication of our inaugural ESG report and our development of our company-wide diversity, equity and inclusion plan. Mr. Singh’s ESG-related performance was also determined based on our reduction of our total recordable incident rate and increased engagement among our employees.

After considering each NEO’s self-assessment and an assessment by the Chief Executive Officer (for Messrs. Nicoletti, Clifford, Kardish, Ochoa and Skelly), our compensation committee determined that Mr. Singh achieved 130% of the non-ESG individual performance component and 115% of the ESG individual performance component, Mr. Nicoletti achieved 115% of the non-ESG individual performance component and 100% of the ESG individual performance component, each of Messrs. Clifford, Ochoa and Skelly achieved 100% of each of the non-ESG individual performance component and the ESG individual performance component, and Mr. Kardish achieved 115% of each of the non-ESG individual performance component and the ESG individual performance component.

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After incorporating the results of the financial and individual performance components, our compensation committee approved the following payouts for fiscal year 2021:

	75% of Annual Incentive		25% of Annual Incentive
	Company Component ($)	Residential Segment Component ($)	Individual Performance Component ($)	2021 Target Annual Incentive ($)	2021 Earned Annual Incentive ($)	Percentage of Target Paid
Jesse Singh	1,180,261	N/A	245,202	790,974	1,425,463	180%
Peter Clifford(1)	90,391	N/A	15,144	60,577	105,535	174%
Paul Kardish	368,877	N/A	71,073	247,210	439,949	178%
Jose Ochoa	251,886	253,209	84,403	337,612	589,499	175%
Jonathan Skelly	294,852	N/A	49,400	197,601	344,252	174%
Ralph Nicoletti	569,863	N/A	104,069	381,904	673,932	177%

(1) Mr. Clifford began employment with us in August 2021.

Long-Term Incentive

FISCAL YEAR 2021 LONG-TERM INCENTIVES

Our compensation committee administers our long-term incentive compensation program and approves grants of equity awards to each of our NEOs in the form of RSUs, PSUs and stock options. In determining the value of each grant, the compensation committee first determines the target dollar value that the grant will be equal to. In determining the target value, the compensation committee reviews market practice of comparable companies, historical values used for that executive officer and officers who have performed the same or similar roles and that individual’s performance and expectations for future contributions to our business. The compensation committee also considers the aggregate cost of executive compensation, share usage under our 2020 Plan and potential dilution to our stockholders. Once a dollar value for a particular long-term incentive award is established, the compensation committee grants a number of RSUs, PSUs and stock options such that the value of the PSUs is equal to approximately 50% of the total long-term incentive award dollar value and the values of the RSUs and stock options are each equal to approximately 25% of the total long-term incentive award dollar value. The RSUs and stock options typically vest, subject to continued service through the applicable vesting date, in equal annual increments over a three-year period. Stock options have exercise prices based on the closing price of our Class A common stock on the grant date. PSUs cliff vest, subject to the achievement and certification by the compensation committee of specified performance objectives and continued employment by the NEO, following the third anniversary of the grant date. For more information regarding our alignment of our NEO’s compensation to our performance for fiscal year 2021, see “—Overview of Fiscal 2021 Company Performance and Pay for Performance Alignment.”

The long-term incentive compensation awarded to each of our NEOs for fiscal year 2021 is set forth below. The values set forth below reflect award values as determined by the compensation committee and may differ slightly from their grant date fair values, typically due to rounding and truncating of shares and stock options. For Mr. Clifford, the values set forth below reflect his initial long-term incentive award granted in connection with his commencement of employment with us in August 2021. Annual long-term incentive awards for a fiscal year are determined by our compensation committee and awarded during the first fiscal quarter of that fiscal year.

	Stock Options ($)	RSUs ($)	PSUs ($)	Total ($)
Jesse Singh	650,000	650,000	1,300,000	2,600,000
Peter Clifford	900,000	1,400,000	—	2,300,000
Paul Kardish	93,750	93,750	187,500	375,000
Jose Ochoa	106,250	106,250	212,500	425,000
Jonathan Skelly	93,750	93,750	187,500	375,000
Ralph Nicoletti	106,250	106,250	212,500	425,000

The PSUs vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our net sales (45% weighting), Adjusted EBITDA (45% weighting) and average return on net tangible assets (10% weighting) are met during the applicable three-year performance period. Our compensation committee certifies such level of achievement following such performance period. For each of

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the net sales and Adjusted EBITDA metrics, payout is at 100% if the target goal is achieved, payout is 50% of target if threshold performance is achieved and maximum payout is equal to 200% if stretch goals are achieved. For the average return on net tangible assets metric, payout is equal to 100% if the target goal is met or exceeded, and there is no payout if the target goal is not met.

Special One-Time Payments

In fiscal year 2021, Mr. Singh received additional special payments of (i) $76,505, which was the final payment to Mr. Singh from a pre-IPO long-term cash incentive award and (ii) $500,000, which was a one-time special bonus awarded in November 2021 to reward Mr. Singh for successfully navigating us through our IPO and through an extremely challenging economic environment in fiscal year 2020. Mr. Nicoletti also received a special payment of $1,750,000 in fiscal year 2021 in connection with the vesting of an IPO cash incentive awarded to Mr. Nicoletti in fiscal year 2020. Mr. Kardish received special payments of $336,600 in the aggregate in fiscal year 2021 in connection with the vesting of special cash awards granted to Mr. Kardish prior to our IPO and in connection with the successful completion of our IPO.

Other Compensation and Benefits

Employee Benefits

The NEOs participate in a variety of insurance plans, including medical and dental welfare benefits on the same basis as our other employees. In lieu of long-term disability benefits provided to other executives, Mr. Singh is entitled, pursuant to his employment agreement, to a long-term disability insurance policy funded by us that provides a monthly benefit of $25,000 in the event of total and permanent disability. Additionally, Mr. Ochoa is provided a long-term disability insurance policy funded by us that provides a monthly benefit of $20,000. We offer reimbursement for physicals to certain of our employees, including the NEOs. We also offer financial and tax consulting and preparatory services to our executive officers, including our NEOs.

Retirement Plans

We maintain a tax-qualified defined contribution plan, the AZEK Company 401k Plan, in which all employees may contribute up to 100% of his or her salary, subject to Internal Revenue Code limits. We match 100% of the first 1% of an employee’s salary contributed to the 401k Plan and 50% of the next 5%, for a total matching contribution of 3.5% on the first 6% of an employee’s salary contributed to the 401k Plan. The NEOs are eligible to participate in the 401k Plan on the same terms as other participating employees.

Stock Ownership Policy and Hedging/Pledging Restrictions

Our NEOs are subject to our executive officer stock ownership policy as well as restrictions on hedging and pledging shares of our capital stock. For more information, see “Corporate Governance—Stock Ownership Policy” and “Corporate Governance—Hedging and Pledging Policies, Derivatives Trading.”

Clawback Policy

In the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under U.S. securities laws, our board of directors or an appropriate committee of the board may, in its discretion, direct us to recover from any executive officer the amount of erroneously awarded cash or equity incentive-based compensation to the extent permitted by governing law.

Termination and Change-in-Control Benefits

The NEOs are entitled to certain severance and change in control benefits, the terms of which are described below under “Fiscal Year 2021—Compensation Tables and Related Disclosures—Potential Payments and Benefits upon Termination or Change-in-Control.” We provide our NEOs with these severance and change-in-control benefits to assist us in recruiting and retaining talented individuals and to help us ensure the continued focus and dedication of our NEOs, notwithstanding any concern that they may have regarding their continued employment, including prior to or following a change in control transaction.

Other Compensation and Benefits

Other compensation for fiscal year 2021 includes items as set forth under “—Fiscal Year 2021—Compensation Tables and Related Disclosures—Summary Compensation Table.”

Tax Considerations

The compensation committee considers tax deductibility and other tax implications when designing our executive compensation program. However, the compensation committee believes that there are certain circumstances where the provision of compensation that is not fully tax deductible,

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including by reason of Section 162(m) of the Internal Revenue Code, is more consistent with our compensation philosophy and objectives. The compensation committee retains discretion and flexibility to award non-deductible compensation to our NEOs as it deems appropriate and in furtherance of its compensation philosophy and objectives.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of the compensation committee is, nor has ever been, an officer or employee of our company.

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Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2021 Annual Report.

Respectfully submitted by the members of the compensation committee of the board of directors:

Gary Hendrickson (Chairperson)

Natasha Li

Vernon J. Nagel

Ashfaq Qadri

January 24, 2022

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Fiscal Year 2021 – Compensation Tables and Related Disclosures

Summary Compensation Table

The following table provides compensation information for fiscal years 2021, 2020 and 2019 for each of our NEOs, except in the case of Peter Clifford and Paul Kardish, who were not NEOs in fiscal years 2020 and 2019 and Jose Ochoa, who was not a NEO in our fiscal year 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation (5)	Total ($)(6)
Jesse Singh	2021	790,974	576,505	1,950,066	650,010	1,425,463	80,228	5,473,246
President and Chief	2020	764,648	688,541	25,028,771	7,882,489	1,150,893	28,922	35,544,264
Executive Officer	2019	745,926	—	1,434,725	—	662,070	51,293	2,894,014
Peter Clifford	2021	80,769	—	908,655	1,401,094	105,535	15,595	2,511,648
Senior Vice President and
Chief Financial Officer
Paul Kardish	2021	412,016	336,600	281,288	93,751	439,949	23,143	1,586,747
Senior Vice President and
Chief Legal Officer
Jose Ochoa	2021	450,150	—	318,779	106,252	589,499	41,323	1,506,003
President, AZEK Building Products	2020	435,167	—	7,444,607	1,800,067	578,783	27,773	10,286,397
Jonathan Skelly	2021	395,201	—	281,288	93,751	344,252	47,400	1,161,892
Senior Vice President of	2020	382,046	—	3,859,723	1,661,923	287,514	10,481	6,201,687
Customer Experience	2019	351,154	130,500	152,262	—	155,839	11,682	801,437
Ralph Nicoletti	2021	480,000	1,750,000	6,404,514	2,956,950	673,932	78,338	12,343,734
Former Senior Vice President	2020	502,692	—	5,321,095	2,975,516	567,462	17,143	9,383,908
and Chief Financial Officer	2019	351,923	250,000	1,794,609	—	234,270	19,397	2,650,199

(1)

With respect to fiscal years 2021 and 2020, for Mr. Singh, this amount includes (i) payments on July 31, 2020 of $306,018, on September 18, 2020 of $382,523, and on May 28, 2021 of $76,505 that were earned in connection with a long-term cash incentive granted to Mr. Singh before our IPO on October 11, 2018, which vested upon the satisfaction of certain time- and performance-vesting conditions, and (ii) a payment of $500,000 during fiscal year 2021 as a special one-time bonus to reward Mr. Singh for successfully navigating us through our IPO and through an extremely challenging economic environment in fiscal year 2020. With respect to fiscal year 2021, for Mr. Nicoletti, this amount reflects a cash award with a value of $1,750,000 granted in connection with our IPO, half of which vested in June 2021, and, pursuant to the Transition Agreement, as described below, the unpaid portion of which vested on September 3, 2021, the commencement of his consulting period with us. With respect to fiscal year 2021, for Mr. Kardish, this amount reflects special payments of $336,600 in the aggregate in fiscal year 2021 in connection with the vesting of special cash awards granted to Mr. Kardish prior to our IPO and in connection with the successful completion of our IPO.

(2)

The amounts in this column for fiscal year 2021 reflect the aggregate grant date fair value of RSUs and PSUs granted during the fiscal year, computed in accordance with Accounting Standards Codification 718 issued by the Financial Accounting Standards Board, or FASB ASC 718. The aggregate grant date fair values for PSUs are shown based on the probable outcome of the applicable performance criteria as of the grant date, which was “target” level achievement. Assuming maximum level of achievement, the grant date fair value of the PSUs for each of Messrs. Singh, Kardish, Ochoa, Skelly and Nicoletti would be $2,470,062, $356,298, $403,766, $356,298 and $403,766, respectively. The amount in this column for fiscal year 2021 for Mr. Nicoletti also reflects a value of $6,085,735 in connection with an equity modification under GAAP made to Mr. Nicoletti’s unvested restricted stock and RSU and PSU awards in connection with his retirement and the execution of the Transition Agreement. For a description of the Transition Agreement, see “—Additional Narrative Disclosures —Ralph Nicoletti Transition Agreement.”

The amounts in this column for fiscal year 2020 reflect incremental compensation expense on restricted stock issued in connection with the conversion of Profits Interests, as described under “—Additional Narrative Disclosures—Pre-IPO Long-Term Incentives” below, and, for Mr. Skelly, RSUs granted during fiscal year 2020. Other than with respect to Mr. Skelly, there were no new stock awards granted to our NEOs in fiscal year 2020 so amounts in this column do not reflect new stock awards and are solely related to pre-IPO compensation arrangements for those NEOs. Mr. Skelly was granted RSUs with a grant date fair value, computed in accordance with FASB ASC 718, of $750,007 on June 16, 2020 in connection with our IPO.

The amounts in this column for fiscal year 2019 reflect the aggregate grant date fair value of performance-vested and time-vested Profits Interests granted in fiscal year 2019. The grant date fair value of the Profits Interests was computed in accordance with FASB ASC 718. For a description of the assumptions used to determine the compensation cost of these awards, see Note 13 to our Consolidated Financial Statements included in our annual report on Form 10-K for fiscal year 2020, or our 2020 Annual Report. See “—Additional Narrative Disclosures—Pre-IPO Long-Term Incentives” for a description of the Profits Interests.

(3)

The amounts in this column for fiscal year 2021 reflect the aggregate grant date fair value of stock options granted during the fiscal year. The grant date fair value of the stock options was computed in accordance with FASB ASC 718. For a description of the assumptions used to determine the compensation cost of these awards, see Note 13 to our Consolidated Financial Statements for the year ended September 30, 2021 included in our 2021 Annual Report. The amount in this column for fiscal year 2021 for Mr. Nicoletti also reflects a value of $2,850,698 in connection with modifications made to Mr. Nicoletti’s outstanding, unvested stock option awards in connection with his retirement and the execution of the Transition Agreement. For a description of the Transition Agreement, see “—Additional Narrative Disclosures —Ralph Nicoletti Transition Agreement.”

The amounts in this column for fiscal year 2020 reflect the aggregate grant date fair value of stock options granted in connection with our IPO. The grant date fair value of the stock options was computed in accordance with FASB ASC 718. For a description of the assumptions used to determine the compensation cost of these awards, see Note 13 to our Consolidated Financial Statements for the year ended September 30, 2020 included in our 2020 Annual Report.

(4)	The amounts in this column represent annual incentive cash awards earned under our annual incentive program. See “—2021 NEO Compensation Details—Annual Incentive.”

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(5)

The amounts shown in the “All Other Compensation” column for the year ended September 30, 2021 comprise insurance premiums with respect to a long-term disability policy paid on behalf of each of Mr. Singh and Mr. Ochoa; group term life insurance premiums; matching contributions under the AZEK Company 401(k) Plan, or the 401(k) Plan; HSA employer matching contributions; certain expenses related to Mr. Singh’s commute to our headquarters in Chicago of $11,665; expenses related to financial and tax counseling services for our executive officers of $15,000 for each NEO; amounts paid to Mr. Nicoletti upon his retirement for accrued but unused vacation time of $20,668; consulting fees paid to Mr. Nicoletti in connection with the Transition Agreement of $29,206; personal use of Company aircraft by Mr. Singh; reimbursements for purchases of our products by Mr. Singh and Mr. Skelly of $23,478 and $21,685, respectively; and certain de minimis gift card benefits.

(6)

A significant portion of our NEOs’ compensation is awarded in the form of long-term incentive compensation. Fiscal year 2021 was the first fiscal year wherein our NEOs were awarded annual long-term incentive compensation as part of our annual compensation review process at the outset of the fiscal year. Prior to fiscal year 2021, we had either been a private company or we had recently completed our IPO, and we had not yet awarded long-term incentive equity grants on an annual basis. A significant portion of our NEOs’ equity awards while we were a private company were subject to performance-based vesting conditions that were achieved in connection with our IPO or shortly thereafter as a result of a secondary offering we completed in September 2020. We recognized an accounting modification related to these performance-based awards in connection with our IPO. For this reason, our NEOs’ long-term incentive compensation for fiscal year 2021 is lower than the long-term incentive compensation value reported for fiscal year 2020 in certain cases. We expect that our NEOs’ regular annual long-term incentive compensation values will more closely resemble that of fiscal year 2021 in future years, subject to decisions made by our compensation committee, our performance and other business, financial, operational and strategic changes. Our chief executive officer’s compensation for fiscal year 2020 was particularly impacted by our IPO, the secondary offering in September 2020 and the resulting accounting modification.

Grants of Plan Based Awards

The following table shows information regarding the long-term incentive awards granted to our NEOs in fiscal year 2021.

		Grant	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock	All other option awards: Number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)(3)	options (#)(4)	awards ($/Sh)	awards ($)(5)
Jesse Singh			98,872	790,974	1,443,528
	12/04/2020	11/17/2020								55,273	34.27	650,010
	12/04/2020	11/17/2020				18,968	37,935	75,870				1,300,032
	12/04/2020	11/17/2020							18,968			650,033
Peter Clifford			56,250	450,000	821,250
	08/02/2021	07/03/2021								109,375	36.81	1,401,094
	08/02/2021	07/03/2021							24,685			908,655
Paul Kardish			30,901	247,210	451,158
	12/04/2020	11/17/2020								7,972	34.27	93,751
	12/04/2020	11/17/2020				2,736	5,472	10,944				187,525
	12/04/2020	11/17/2020							2,736			93,763
Jose Ochoa			21,101	337,613	616,143
	12/04/2020	11/17/2020								9,035	34.27	106,252
	12/04/2020	11/17/2020				3,101	6,201	12,402				212,508
	12/04/2020	11/17/2020							3,101			106,271
Jonathan Skelly			24,700	197,601	360,621
	12/04/2020	11/17/2020								7,972	34.27	93,751
	12/04/2020	11/17/2020				2,736	5,472	10,944				187,525
	12/04/2020	11/17/2020							2,736			93,763
Ralph Nicoletti			48,750	390,000	711,750
	12/04/2020	11/17/2020								9,035	34.27	157,209
	12/04/2020	11/17/2020				3,101	6,201	12,402				261,248
	12/04/2020	11/17/2020							3,101			130,645

(1)

The amounts reported in these columns show the threshold, target and maximum award opportunities payable to our NEOs under our annual incentive plan for fiscal year 2021. A discussion of the performance goals utilized for the annual incentive plan for fiscal year 2021 is included under the section entitled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive—Fiscal Year 2021 Annual Incentive Compensation Discussion” above. The actual cash awards paid to our NEOs for fiscal year 2021 are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.” Performance between levels is generally interpolated on a straight-line basis. See “—Elements of Executive Compensation—Annual Incentive” for more information.

(2)

The amounts reported show the threshold, target and maximum award opportunities for the PSUs granted to the NEOs in fiscal year 2021. These PSUs vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our net sales, average return on net

2022 THE AZEK COMPANY Proxy Statement	39	COMPENSATION DISCUSSION AND ANALYSIS

tangible assets and Adjusted EBITDA are met during the applicable three-year performance period. Our compensation committee certifies such level of achievement following such performance period.
(3)

The amounts reported represent the RSUs granted to the NEOs in fiscal year 2021. These RSUs vest in one-third increments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with us.

(4)

The amounts reported represent the stock options granted to the NEOs in fiscal year 2021. These stock options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with us.

(5)

Reflects the grant date fair value of PSUs, RSUs and stock options computed in accordance with FASB ASC 718. In the case of PSUs, the amounts reported are based upon the assumed achievement of the applicable performance-based vesting conditions at the target level and the closing price of our Class A common stock on the date of grant.

Additional Narrative Disclosures

Employment Agreements

CPG International LLC entered into an employment agreement or offer letter with each of the NEOs in connection with the commencement of his employment.

Restrictive Covenants. In connection with the commencement of his employment, each of the NEOs agreed to confidentiality, non-disparagement, non-competition and non-solicitation of employees and customers covenants. The non-competition and non-solicitation covenants with each of the NEOs continue for two years following the termination of his employment for any reason. The NEOs also agreed to covenants assigning us rights to intellectual property.

Severance Under Employment Agreements. Each employment agreement or offer letter, as applicable, provides for certain severance and termination benefits that are described under “—Potential Payments and Benefits upon Termination or Change in Control.” Severance benefits to each of the NEOs are subject to his execution of a release in our favor and compliance with post-employment restrictive covenants.

Ralph Nicoletti Transition Agreement

In connection with Mr. Nicoletti’s retirement, on July 19, 2021, we and Mr. Nicoletti entered into a Transition Agreement and Release, or the Transition Agreement, pursuant to which Mr. Nicoletti agreed to continue as our chief financial officer through August 16, 2021 and provide consulting services through the end of fiscal year 2021.  The Transition Agreement provided for consulting fees equal to $21,667 per month during the consulting period, pro-rated for any partial month, and that Mr. Nicoletti remained eligible to receive his annual incentive bonus for fiscal year 2021. In addition, the Transition Agreement provides for continued vesting of Mr. Nicoletti’s unvested restricted shares, stock options, RSUs and PSUs as if Mr. Nicoletti remained employed through each applicable vesting date, provided that any unvested PSUs shall vest on a pro-rata basis through the consulting period and based on actual performance achieved.  The Transition Agreement also provided that the unpaid portion of Mr. Nicoletti’s cash award granted in connection with our IPO vested on commencement of the consulting period.  Our obligations under the Transition Agreement are subject to Mr. Nicoletti’s (i) release of claims against us as set forth in the Transition Agreement, (ii) continued employment in good standing until August 16, 2021, (iii) continued service in good standing through the consulting period and (iv) continued compliance with the restrictive covenants contained in the Transition Agreement, including perpetual nondisclosure and non-disparagement covenants and covenants concerning non-competition and non-solicitation of employees, each of which apply during the transition period and for twenty-four months thereafter.  In addition, the Transition Agreement provides that Mr. Nicoletti will not work in any full-time position as chief financial officer of any public company prior to the vesting and settlement of all unvested equity awards under the Transition Agreement.

IPO Incentive Awards

In connection with our IPO, we granted Mr. Singh a stock option award with a grant date fair value of $1,300,000 to enhance his alignment with our stockholders, each of Mr. Nicoletti and Mr. Kardish a cash award with a grant date fair value of $1,750,000 and $600,000, respectively, to provide retentive value and Mr. Skelly an RSU award with a grant date fair value of $750,007 also to provide retentive value. Mr. Singh’s options vest ratably over four years, subject to continued employment. Mr. Nicoletti’s cash award vested 50% on the 12-month anniversary of grant and 50% on September 3, 2021, the commencement of his consulting period with us pursuant to the Transition Agreement. Mr. Kardish’s cash award vested 50% on the 12-month anniversary of grant, and the remainder will vest on the 24-month anniversary of grant, subject to continued employment. Mr. Skelly’s RSU award vests on June 16, 2024, subject to continued employment.

Pre-IPO Long-Term Incentives

Profits Interests

Prior to our IPO, our former direct parent prior to our IPO, or the Partnership, granted time-vested and performance-vested Profits Interests to the NEOs.

In connection with our IPO, each outstanding Profits Interests award, including any award held by our NEOs, was exchanged for a number of shares of our Class A common stock determined based the number of Profits Interests and the hurdle amount applicable to the Profits Interests. Profits

2022 THE AZEK COMPANY Proxy Statement	40	COMPENSATION DISCUSSION AND ANALYSIS

Interests that were vested at the time of our IPO were exchanged for vested shares of our Class A common stock. Profits Interests that were unvested at the time of our IPO were exchanged for restricted shares of Class A common stock granted under our 2020 Omnibus Incentive Compensation Plan, or our 2020 Plan, which remain eligible to vest generally pursuant to the same time-based and performance-based vesting conditions as the Profits Interests for which they were exchanged. The performance-based vesting conditions were satisfied in September 2020 in connection with our first secondary offering. The exchange of Profits Interests for shares of Class A common stock did not result in any accelerated vesting of the Profits Interests. However, the modification of the terms and conditions of the performance-based Profits Interest awards to implement the exchange was treated as a modification under FASB ASC 718, resulting in an incremental compensation expense, which is reported in the Summary Compensation Table for fiscal year 2020. For information regarding this modification, see Note 13 to our Consolidated Financial Statements for the year ended September 30, 2020 included in our 2020 Annual Report.

In addition, upon the closing of our IPO, each current employee and non-employee director who received shares in exchange for Profits Interests was granted options to purchase shares of our Class A common stock. This option grant was intended to restore to such holders the same leverage, or amount of equity at work, that the holder had with respect to Profits Interests prior to the exchange. The options were granted pursuant to our 2020 Plan and had a per-share exercise price equal to the IPO price. The options awarded to each such holder were vested or unvested in the same proportion as the corresponding Profits Interests award was vested and unvested immediately prior to our IPO, and the unvested options have the same time-based and performance-based vesting conditions as the original Profits Interests award.  The performance-based vesting conditions were satisfied in September 2020 in connection with our first secondary offering.

Long-Term Cash Incentive

On October 11, 2018 and November 1, 2019, respectively, each of Mr. Singh and Mr. Kardish was granted a long-term cash incentive, which vested upon the satisfaction of both time and performance vesting conditions. In connection with our IPO, we amended the long-term cash incentives to provide that the portion of the long-term cash incentive that was time vested as of the completion of our IPO was paid as soon as practicable after the IPO. The portion of the long-term cash incentive that was not time vested as of the completion of our IPO was subject to continued vesting as follows: (i) 50% of such unvested portion vested in equal installments on the remaining scheduled vesting dates, and (ii) the remaining 50% of such unvested portion vested upon achievement of the performance-based vesting conditions applicable to the restricted shares into which outstanding Profits Interests were exchanged.  The remaining portions of the long-term cash incentive for Mr. Singh vested and were paid out in fiscal year 2021. The remaining portions of the long-term cash incentive for Mr. Kardish will vest in three equal installments of $36,600 each on September 3, 2022, 2023 and 2024, subject to continued employment through the applicable vesting date.

2022 THE AZEK COMPANY Proxy Statement	41	COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows all outstanding equity awards held by each of the NEOs as of September 30, 2021.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Earned Shares, Units or Other Rights That Have Not Vested ($)(7)
Jesse Singh	6/16/2020	836,690	121,806(1)	23.00	6/16/2030	—	—	—	—
	12/4/2020	—	55,273(2)	34.27	12/4/2030	18,968(2)	692,901	37,935(6)	1,385,766
Peter Clifford	8/2/2021	—	109,375(3)	36.81	8/2/2031	24,685(3)	901,743	—	—
Paul Kardish	6/11/2020	—	—	—	1/0/1900	53,880(5)	1,968,236	—	—
	6/16/2020	124,861	73,589(4)	23.00	6/16/2030	—	—	—	—
	12/4/2020	—	7,972(2)	34.27	12/4/2030	2,736(2)	99,946	5,472(6)	199,892
Jose Ochoa	6/11/2020	—	—	—	—	64,966(5)	2,373,208	—	—
	6/16/2020	195,652	21,739(4)	23.00	6/16/2030	—	—	—	—
	12/4/2020	—	9,035(2)	34.27	12/4/2030	3,101(2)	113,280	6,201(6)	226,523
Jonathan Skelly	6/11/2020	—	—	—	—	91,281(5)	3,334,495	—	—
	6/16/2020	108,125	95,704(4)	23.00	6/16/2030	—	—	—	—
	12/4/2020	—	7,972(2)	34.27	12/4/2030	2,736(2)	99,946	5,472(6)	199,892
Ralph Nicoletti	6/11/2020	—	—	—	—	139,304(5)	5,088,775	—	—
	6/16/2020	251,544	107,804(4)	23.00	6/16/2030	—	—	—	—
	12/4/2020	—	9,035(2)	34.27	12/4/2030	3,101(2)	113,280	6,201(6)	226,523

(1)

The amount represents options to purchase shares of Class A common stock granted to Mr. Singh in connection with the IPO, which vest in four equal annual installments beginning on the grant date, subject to Mr. Singh’s continued employment through the vesting date.

(2)

The amounts represent options to purchase shares of Class A common stock or RSUs, as applicable, granted to the NEO pursuant to our annual long-term incentive compensation programs, and these options or RSUs, as applicable, vest in three equal annual installments beginning on the first anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date.

(3)

The amounts represent options to purchase shares of Class A common stock or RSUs, as applicable, granted to Mr. Clifford in connection with his commencement of employment and vest in three equal annual installments beginning on the first anniversary of the grate date, subject to the Mr. Clifford’s continued employment through the applicable vesting date.

(4)

The amounts represent options to purchase shares of Class A common stock granted (i) in connection with the conversion of Profits Interests, as described under “—Additional Narrative Disclosures—Pre-IPO Long-Term Incentives”, with such options having the same time-vesting conditions as the original Profits Interests award, and (ii) in connection with the IPO, with such options vesting in four equal annual instalments beginning on the first anniversary of the grate date, subject to the NEO’s continued employment through the applicable vesting date. Such outstanding options for each of our NEOs are as follows:

Profits Interests Conversion Options:

•	For Mr. Kardish, 50,165 options will vest in equal installments on September 3, 2022, 2023 and 2024;
•	For Mr. Ochoa, all of the options will vest on July 17, 2022;
•	For Mr. Skelly, 15,217 options will vest in equal installments on January 2, 2022 and 2023 and 10,214 options will vest in equal installments on August 7, 2022, 2023 and 2024; and
•	For Mr. Nicoletti, the options will vest in equal installments on January 9, 2022, 2023 and 2024.

IPO Options

•	For Mr. Kardish, 23,424 options will vest in equal installments on June 16, 2022, 2023 and 2024; and
•	For Mr. Skelly, 70,273 options will vest in equal installments on June 16, 2022, 2023 and 2024.

2022 THE AZEK COMPANY Proxy Statement	42	COMPENSATION DISCUSSION AND ANALYSIS

(5)

The amounts represent restricted shares of Class A common stock issued in connection with the conversion of Profits Interests at the time of the IPO and RSUs. The restricted shares have the same time-vesting conditions as the original Profits Interests award. For Mr. Kardish, the restricted shares will vest in equal installments on September 3, 2022, 2023 and 2024. For Mr. Ochoa, all of the restricted shares will vest on July 17, 2022. For Mr. Skelly, 45,476 restricted shares will vest in equal installments on January 2, 2022 and 2023, 13,197 restricted shares will vest in equal installments on August 7, 2022, 2023 and 2024 and 32,609 RSUs will vest on June 16, 2024. For Mr. Nicoletti, the restricted shares will vest in equal installments on January 9, 2022, 2023 and 2024.

(6)

The amounts represent PSUs that will vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our net sales, average return on net tangible assets and Adjusted EBITDA are met during the applicable three-year performance period. The three-year performance period for the awards reported in this table ends September 30, 2023. Our compensation committee certifies such level of achievement following such performance period. The amounts reported in this table for these awards are based on achieving the “target” level of performance.

(7)

The market value of shares or units that have not vested and the market or payout value of earned shares, units or other rights that have not vested were calculated using a price per share of Class A common stock of $36.53, which was the closing price on September 30, 2021.

Option Exercises and Stock Vested

The following table shows information regarding shares of our Class A common stock that were issued upon exercise of option awards and vesting of shares of restricted stock during fiscal year 2021 for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jesse Singh	—	—	257,393	11,423,101
Peter Clifford	—	—	—	—
Paul Kardish	—	—	17,960	758,810
Jose Ochoa	—	—	64,965	2,327,046
Jonathan Skelly	—	—	27,137	1,040,074
Ralph Nicoletti	—	—	46,434	1,832,286

2022 THE AZEK COMPANY Proxy Statement	43	COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits upon Termination or Change-in-Control

The following table sets forth the amount of compensation payable to each of our current NEOs upon termination in connection with a change in control, involuntary termination for cause, involuntary termination not-for-cause (or with good reason), termination because of death or disability, retirement and voluntary resignation. The amounts shown assume that such termination was effective as of September 30, 2021. The actual amount to be paid can only be determined at the time of such executive's termination. No amounts are shown with respect to Mr. Nicoletti because his relationship with the Company terminated on September 30, 2021 pursuant to the Transition Agreement. See “—Additional Narrative Disclosures—Ralph Nicoletti Transition Agreement” for a description of the Transition Agreement. Amounts below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, including for matters such as accrued salary and vacation pay, distributions of 401(k) Plan balances, etc.

	Cash Payment ($)(1)	Continuation of Medical/ Welfare Benefits ($)	Acceleration and Continuation of Equity Awards ($)(2)	Total Termination Payments/ Benefits ($)
Jesse Singh
Voluntary	—	—	—	—
Death/Disability	790,974	—	1,245,378	2,036,352
Termination by Company Other Than for Cause	3,163,896	45,920	1,283,873	4,493,689
Termination by Officer for Good Reason	3,163,896	45,920	1,283,873	4,493,689
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	—	—	3,851,619	3,851,619
Retirement	—	—	—	—
Peter Clifford
Voluntary	—	—	—	—
Death/Disability	—	—	50,097	50,097
Termination by Company Other Than for Cause	673,973	—	300,581	974,554
Termination by Officer for Good Reason	673,973	—	300,581	974,554
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	—	—	901,743	901,743
Retirement	—	—	—	—
Paul Kardish
Voluntary	—	—	—	—
Death/Disability	—	—	206,041	206,041
Termination by Company Other Than for Cause	412,016	—	211,594	623,610
Termination by Officer for Good Reason	—	—	—	—
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	2,646,969	2,646,969
Qualifying Termination in Connection with a Change in Control	—	—	3,281,751	3,281,751
Retirement	—	—	—	—
Jose Ochoa
Voluntary	—	—	—	—
Death/Disability	—	—	113,780	113,780
Termination by Company Other Than for Cause	618,956	—	120,074	739,030
Termination by Officer for Good Reason	—	—	—	—
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	2,667,337	2,667,337
Qualifying Termination in Connection with a Change in Control	—	—	3,027,558	3,027,558
Retirement	—	—	—	—
Jonathan Skelly
Voluntary	—	—	—	—
Death/Disability	—	—	417,330	417,330
Termination by Company Other Than for Cause	395,201	—	422,883	818,084
Termination by Officer for Good Reason	—	—	—	—
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	2,487,370	2,487,370
Qualifying Termination in Connection with a Change in Control	—	—	4,947,225	4,947,225
Retirement	—	—	—	—

(1)	Cash payments were calculated in accordance with the applicable NEO’s employment agreement or offer letter as follows:
•

for Mr. Singh, (i) the cash payment in the case of his death or disability is equal to a pro rata portion, based on the number of days in the fiscal year for which Mr. Singh was employed, of the actual annual incentive he is eligible to earn based on the actual performance of the Company at the time of termination, (ii) the cash payment in the case of his termination by the Company without Cause or by Mr. Singh for Good Reason is equal to the sum of (x) two (2) times his annual base salary, (y) one (1) times his target annual incentive payment for the fiscal year of termination and (z) a pro rata portion, based on the number of

2022 THE AZEK COMPANY Proxy Statement	44	COMPENSATION DISCUSSION AND ANALYSIS

days in the fiscal year for which Mr. Singh was employed, of the actual annual incentive he is eligible to earn based on the actual performance of the Company at that time;
•

for Mr. Clifford, the cash payment in the case of his termination by the Company without Cause or by Mr. Clifford for Good Reason is equal to the sum of (x) one (1) times his annual base salary and (y) a pro rata portion, based on the number of days in the fiscal year for which Mr. Clifford was employed, of his target annual incentive for that fiscal year;

•	for each of Mr. Kardish and Mr. Skelly, the cash payment in the case of his termination by the Company without Cause is equal to one (1) times his annual base salary; and
•

for Mr. Ochoa, the cash payment in the case of his termination by the Company without Cause is equal to the sum of (x) one (1) times his annual base salary and (y) a pro rata portion, based on the number of days in the fiscal year for which Mr. Ochoa was employed, of his target annual incentive for that fiscal year.

(2)

The amounts reported in this column represent the aggregate value of the restricted stock, RSUs, PSUs and stock options where vesting is accelerated or continued in connection with a qualifying termination of employment based on the closing sales price per share of our common stock on September 30, 2021 of $36.53. The agreements setting forth the terms and conditions of the restricted stock, RSU, PSU and stock option awards granted to each of our NEOs provide for:

•	upon a change in control, any unvested, restricted shares of Class A common stock and any stock options issued in connection with the conversion of Profits Interests shall immediately vest;
•

in the case of RSUs, (i) upon death or disability, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of unvested RSUs will immediately vest, (ii) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason and subject to the NEO’s compliance with any applicable restrictive covenants, any unvested RSUs that are scheduled to vest within 12 months of the NEO’s date of termination will remain outstanding and continue to vest on the applicable vesting date as if the NEO had remained employed through such applicable vesting date; and (iii) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, in either case on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested RSUs immediately vest as of the date of termination;

•

in the case of stock options, other than those issued in connection with the conversion of Profits Interests, (i) upon death or disability, any unvested stock options that are scheduled to vest within 12 months of the NEO’s date of termination will immediately vest, (ii) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason and subject to the NEO’s compliance with any applicable restrictive covenants, any unvested stock options that are scheduled to vest within 12 months of the NEO’s date of termination will remain outstanding and continue to vest on the applicable vesting date as if the NEO had remained employed through such applicable vesting date; and (iii) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, in either case on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested stock options immediately vest as of the date of termination; and

•

in the case of PSUs, (i)(x) upon death or disability or (y) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason (and, in this clause (y), subject to the NEO’s compliance with any applicable restrictive covenants), a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of such PSUs will remain outstanding and be eligible to vest on the vesting date as if the NEO had remained employed through that date; and (ii) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, in either case on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested PSUs immediately vest as of the date of termination.

2022 THE AZEK COMPANY Proxy Statement	45	COMPENSATION DISCUSSION AND ANALYSIS

PROPOSAL NO. 4

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING REQUIREMENTS TO AMEND THE COMPANY’S CERTIFICATE AND BYLAWS

Our board of directors has determined that it is advisable and in the best interests of us and our stockholders to amend our Certificate to remove supermajority voting requirements for stockholders to amend certain articles in our Certificate and for stockholders to amend certain sections of the Bylaws, as described below.  We refer to these proposed amendments as the Proposed Amendments. We believe the Proposed Amendments reflect our commitment to good corporate governance and better align our governance processes with governance practices supported by the investor community.  As a result, the board of directors is asking our stockholders to approve and adopt the Proposed Amendments.

Background on the Proposed Amendments

Our Certificate currently requires the approval of the holders of two-thirds of the Company’s common stock then outstanding for certain fundamental changes to the Company’s corporate governance.  Specifically, Article SEVENTH in the Certificate states that the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of the Company entitled to vote thereon, voting together as a single class, is required to alter, amend or adopt any provision inconsistent with or to repeal the following Articles of the Certificate:

•	Article SEVENTH authorizing the Board to adopt, amend, alter and repeal certain sections of the Bylaws and the Certificate, except in certain situations;
•	Article NINTH authorizing the business and affairs of the Company to be managed by or under the direction of the Board, and addressing the election, terms and removal of directors;
•	Article TENTH addressing actions taken by written consent of stockholders and special meetings of stockholders;
•	Article ELEVENTH addressing limitation of liability of directors;
•	Article TWELFTH addressing recognition of corporate opportunities and competitive opportunities;
•

Article THIRTEENTH addressing Section 203 of the Delaware General Corporation Law, or the DGCL, and the approval of certain business combinations between the Company and certain interested stockholders (each as defined in Article THIRTEENTH); and

•	Article FIFTEENTH addressing director indemnification.

Our board of directors regularly reviews the implementation of appropriate corporate governance measures.  As noted above, as we have transitioned from a public company controlled by our former private equity sponsors to an independent public company, our board of directors has conducted a review of corporate governance matters, including the Company’s voting requirements for amending its governing documents.  In connection with this review our board of directors considered that if the Proposed Amendments are approved, there is the potential that a relatively small number of stockholders holding a large amount of shares could enact significant corporate changes that benefit only a narrow group of stockholders.  The Board also considered that eliminating these supermajority voting requirements is consistent with generally held views of evolving corporate governance practice and better aligns our governance with governance practices supported by the investor community, who generally view a majority vote as sufficient for stockholder approval of amendments to governing documents. In addition, our board of directors noted that many other public companies have transitioned away from these kinds of supermajority voting provisions.

Our nominating and corporate governance committee and our board of directors evaluated the Proposed Amendments in light of the considerations described above.  Based on these considerations and upon the recommendation of the nominating and corporate governance committee, our board of directors adopted resolutions setting forth the Proposed Amendments, declared the Proposed Amendments advisable and in the best interests of the Company and our stockholders, and unanimously resolved to submit the Proposed Amendments to our stockholders for approval.

2022 THE AZEK COMPANY Proxy Statement	46	AMENDMENT TO CERTIFICATE OF INCORPORATION ELIMINATING SUPERMAJORITY VOTING

Overview of the Proposed Amendments

As discussed above, Article SEVENTH in our Certificate currently contains supermajority voting requirements for stockholders to amend certain articles in the Certificate and for stockholders to amend certain sections of the Bylaws.  This Proposal No. 4 requests that stockholders approve amendments to Article SEVENTH so that amendments to the Certificate, including amendments to any of the Articles listed above, could be approved by a majority vote.  As a result of such amendment, the voting standard set forth in the DGCL would apply, which would mean that future amendments to these provisions of the Certificate would require the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote thereon, voting together as a single class (subject to any other provisions of the Certificate, any other vote required by law and the express terms of any outstanding preferred stock).

This Proposal No. 4 also requests that stockholders approve amendments to the Certificate to delete the sentence in Article SEVENTH requiring the affirmative vote of the holders of at least two-thirds of Common Stock then outstanding to amend or repeal Sections 2.2, 2.9, 2.10, 3.4, 8.6 and Article VII of the Bylaws.  As a result of such amendment, the voting standard set forth in the DGCL would apply, which would mean that future amendments to these provisions of the Bylaws would require approval by the holders of a majority of the voting power of the shares present in person or represented by proxy at a meeting and entitled to vote thereon.

The general description of the Proposed Amendments, and related provisions of the Certificate and Bylaws set forth above, is qualified in its entirety by reference to the text of the Proposed Amendments, which is attached as Annex A to this Proxy Statement, and the text of the related provisions of the Certificate and Bylaws.  Additions to the Certificate are indicated by double underlining and deletions to the Certificate are indicated by strike-outs.

Additional Information

If our stockholders approve the Proposed Amendments, they will become effective upon the filing of a certificate of amendment to our Certificate with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Proposed Amendments.  In addition, we intend to file a Restated Certificate of Incorporation to integrate the Proposed Amendments and the Declassification Amendments discussed below (if approved) into a single document.  However, even if our stockholders approve the Proposed Amendments, our board of directors retains discretion under Delaware law not to implement them.  If our board of directors were to exercise such discretion, we will publicly disclose that fact, and the Company’s current voting standards relating to such Proposed Amendments will remain in place.

If our stockholders do not approve the Proposed Amendments, the Company’s current voting standards relating to such Proposed Amendments will remain in place, and the certificate of amendment will not be filed with the Delaware Secretary of State.

Vote Required; Recommendation of the Board of Directors

Approval of the Proposed Amendments requires the affirmative vote of the holders of at least two-thirds of the voting power of our Class A common stock and Class B common stock outstanding, voting together as a single class.  Abstentions and broker non-votes, if any, have the same effect as an “against” vote.  Brokers do not have authority to vote on the Proposed Amendments without instructions from the beneficial owner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENTS TO OUR CERTIFICATE TO remove the supermajority voting requirements for stockholders to amend certain provisions of the Certificate and Bylaws

2022 THE AZEK COMPANY Proxy Statement	47	AMENDMENT TO CERTIFICATE OF INCORPORATION ELIMINATING SUPERMAJORITY VOTING

PROPOSAL NO. 5

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PHASE-IN ANNUAL DIRECTOR ELECTIONS

Our board of directors has determined that it is advisable and in the best interests of the Company and our stockholders to amend the Certificate to declassify our board of directors and phase-in the annual election of all directors, as described below. We refer to these amendments to the Certificate as the Declassification Amendments.  We believe these amendments reflect our commitment to good corporate governance and better align our governance processes with governance practices supported by the investor community.  As a result, the board of directors is asking our stockholders to approve and adopt the Declassification Amendments.

Background on the Declassification Amendments

Our Certificate currently divides our board of directors into three classes, with members of each class elected to serve a staggered three-year term.  As a result, at each annual meeting of stockholders, approximately one-third of our directors are elected to serve for a three-year term.  The current terms of our director classes expire as follows:  Class I - the 2024 annual meeting; Class II - the 2022 annual meeting; and Class III - the 2023 annual meeting.

Our board of directors regularly reviews the implementation of appropriate corporate governance measures.  As we have transitioned from a public company controlled by our former private equity sponsors to an independent public company, our board of directors has conducted a review of corporate governance matters, including our classified board structure.  In connection with this review, our board of directors considered the advantages of maintaining the classified board structure as well as the advantages of declassifying the board. The advantages of the classified board structure include that a classified board may promote board continuity, encourage a long-term perspective by management and the board of directors, and provide protection against certain abusive takeover tactics, including by making it more difficult for one or more stockholders holding a large number of shares to replace the entire board of directors at once. Our board of directors understands that many investors believe that annually elected boards increase accountability of directors to a company’s stockholders. The board of directors also recognizes that stockholders of public companies generally support shifting from classified boards to the annual election of directors. Our board of directors believes this amendment better aligns our governance with governance practices supported by the investor community.  Because our board of directors is classified, currently directors can be removed only for cause, whereas, under Delaware law, directors elected to a board that is not classified can be removed with or without cause.

Our nominating and corporate governance committee and our board of directors evaluated the Declassification Amendments in light of the considerations described above.  Based on these considerations and upon the recommendation of the nominating and corporate governance committee, our board of directors adopted resolutions setting forth the Declassification Amendments, declared the Declassification Amendments advisable and in the best interests of the Company and our stockholders, and unanimously resolved to submit the Declassification Amendments to our stockholders for approval.

Overview of the Declassification Amendments

Article NINTH, subsection (c) in our Certificate currently provides that our board of directors is divided into three classes of approximately equal size, composed of directors each serving terms of office of three years.  The Declassification Amendments would amend subsection (c) to provide for the annual election of directors.  If the Declassification Amendments are approved by our stockholders, they would provide for the annual election of directors beginning at the 2023 annual meeting of stockholders, and the declassification of our board of directors would be phased in over a period of three years.  The Declassification Amendments would not shorten the existing terms of our directors.  Accordingly, a director who has been elected to a three-year term (including directors elected at the 2022 annual meeting) may complete that term.  Beginning with the 2025 annual meeting of stockholders, the declassification of our board of directors would be complete and all directors would be subject to annual election for one-year terms.

2022 THE AZEK COMPANY Proxy Statement	48	AMENDMENT TO CERTIFICATE OF INCORPORATION PHASING OUT CLASSIFIED BOARD STRUCTURE

Consistent with Delaware law, the Declassification Amendments also provide that directors elected annually may be removed either with or without cause.  Directors elected for and serving out the remainder of a three-year term would continue to be removable only for cause.  The Declassification Amendments also amend Article NINTH, subsection (b) to reflect that once our board of directors is fully declassified, directors elected to fill vacancies and newly created seats on the board of directors will serve for a term expiring at the next annual meeting of stockholders, and that while the declassification of our board of directors is being phased in, any director elected to a newly created seat on the board of directors will serve for the same term as the remainder of the class to which the director is elected.

The Declassification Amendments also include an immaterial change to relocate the defined term “Trigger Date” to Article TENTH, subsection (a) as a result of the foregoing amendments to Article NINTH, subsection (c) without any change in the definition.

The general description of the Declassification Amendments set forth above is qualified in its entirety by reference to the text of the Declassification Amendments, which is attached as Annex B to this Proxy Statement.  Additions to the Certificate are indicated by double underlining and deletions to the Certificate are indicated by strike-outs.

Related Changes to the Bylaws

In connection with the Declassification Amendments, our board of directors approved conforming amendments to Article III, Section 3.2 of our Bylaws, contingent upon stockholder approval and implementation of the Declassification Amendments.

Additional Information

If our stockholders approve the Declassification Amendments, they will become effective upon the filing of a certificate of amendment to our Certificate with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Declassification Amendments.  In addition, we intend to file a Restated Certificate of Incorporation to integrate the Declassification Amendments (if approved) into a single document.  However, even if our stockholders approve the Declassification Amendments, our board of directors retains discretion under Delaware law not to implement them.  If our board of directors were to exercise such discretion, we will publicly disclose that fact, and our board of directors would remain classified.

If our stockholders do not approve the Declassification Amendments, our board of directors will remain classified, the certificate of amendment will not be filed with the Delaware Secretary of State, and the Bylaw amendments described above will not take effect.

Vote Required; Recommendation of the Board of Directors

Approval of the Declassification Amendments requires the affirmative vote of: (1) the holders of at least two-thirds of the voting power of our Class A common stock and Class B common stock outstanding, voting together as a single class; and (2) the affirmative vote of the holders of a majority of the voting power of our Class A common stock outstanding, voting as a separate class. Abstentions and broker non-votes, if any, have the same effect as an “against” vote.  Brokers do not have authority to vote on the Declassification Amendments without instructions from the beneficial owner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PHASE-IN ANNUAL DIRECTOR ELECTIONS.

2022 THE AZEK COMPANY Proxy Statement	49	AMENDMENT TO CERTIFICATE OF INCORPORATION PHASING OUT CLASSIFIED BOARD STRUCTURE

PROPOSAL NO. 6

adoption of 2021 employee

stock purchase plan

Overview

On November 17, 2021, our board of directors approved and adopted the 2021 Employee Stock Purchase Plan of The AZEK Company Inc., or the ESPP, subject to, and effective upon, approval by our stockholders.

The purpose of the ESPP is to promote employee ownership of our Company by providing eligible employees the opportunity to purchase an ownership position in us. We believe that the ESPP advances our interests and our stockholders’ interests by providing an investment benefit for our employees that will help attract, reward and retain employees and will help align their interests with those of our stockholders. The ESPP is not intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended. A copy of the ESPP is attached to this proxy statement as Annex C.

Material Terms of the ESPP

The principal terms of the ESPP are summarized below. This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached to this proxy statement as Annex C.

Share Reserve.  A total of 3,500,000 shares of our Class A common stock will be reserved and available for issuance under the ESPP, subject to adjustment in accordance with the terms of the ESPP.

Administration. The compensation committee will administer the ESPP. The board of directors may, in its sole discretion, grant awards or administer the ESPP. The compensation committee will generally have the authority to interpret the ESPP, establish, amend and rescind any rules and regulations relating to the ESPP, determine the terms and provisions of any agreements entered into under the ESPP and make all other determinations necessary or advisable for administration of the ESPP based on, among other things, information made available to the compensation committee by our management.  The determinations of the compensation committee in administration of the ESPP will be final and conclusive.

Eligibility. All active employees of the Company or any subsidiary of the Company that are customarily employed for at least 30 hours per week on a regular basis and are employed at the time of the applicable offering period, other than Excluded Employees, will be eligible to participate in the ESPP. “Excluded Employees” are temporary or leased employees, interns, Section 16 officers, employees on certain leaves of absence and other individuals deemed ineligible to participate in the ESPP. It is expected that approximately 2,100 employees will be eligible to participate in the ESPP.  No employee who owns 5% or more of the total combined voting power or value of shares of the Company may participate.

Employee Contributions. The ESPP permits eligible employees to purchase shares of the our Class A common stock in one or more offerings through payroll withholding. Each offering period initially will be three months in duration, commencing on the first day of a calendar quarter. The timing and duration of future offering periods may be changed from time to time, but in no event may an offering period extend for more than 12 months. At the end of each offering period, shares will be deposited into the participating employee’s account based on payroll deductions accumulated during that period, which may range from 1% up to a maximum of 15% of the employee’s compensation, not to exceed $25,000 per calendar year.

Employer Contributions. As and when a payroll deduction is made by an employee, such employee shall receive a matching contribution by us equal to 10% of such deduction. Such matching contributions by us will not exceed $2,500 in any calendar year for any individual employee. We may change the percentage of the matching contribution with 60 days’ notice to participating employees.

Purchase Price. Unless otherwise determined by the compensation committee, the purchase price will be the average price of the shares actually purchased in connection with the applicable offering period. The compensation committee may, in its sole discretion, otherwise determine the purchase price for an offering period, including whether such purchase price shall be determined based on the lesser of the closing price of the shares on (i) the first business day of the offering period or (ii) the date of purchase, or shall be based solely on the closing price of the shares on the

2022 THE AZEK COMPANY Proxy Statement	50	ADOPTION OF 2021 EMPLOYEE STOCK PURCHASE PLAN

date of purchase.  At the end of each offering period, each participating employee will receive in such employee’s account a number of shares that such employee’s accumulated payroll deductions will pay for based on the purchase price.

Participation and Withdrawal from the ESPP. Enrolled employees will automatically participate in the next offering periods, provided the employee has not withdrawn from the ESPP, continues to meet the eligibility requirements and has not terminated employment. A participant may withdraw from an offering at any time at least 14 calendar days prior to the last business day in an offering period without affecting his or her eligibility to participate in subsequent offerings. A participant may elect to decrease or increase the rate of, or stop, deductions at any time for subsequent offering periods and up to one time during an offering period.

Termination of Employment. If a participating employee’s employment ends before the last business day of and offering period for any reason, any balance remaining in the employee’s payroll deduction account will be refunded in accordance with the Company’s regular payroll practices, and the employee will forfeit any employer matching contributions for the applicable offering period.

Restrictions on Transfer. Purchase rights granted under the ESPP are not transferable other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of the participant only by the participant. Shares purchased under the ESPP must be held for at least six months following the applicable date of purchase.

Adjustments and Reorganization Events. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of shares other than an ordinary cash dividend, (a) the number and class of securities available under the ESPP, (b) the share limitations of the ESPP and (c) the purchase price will be equitably adjusted to the extent determined by the compensation committee. Upon the occurrence of certain reorganization events, the compensation committee may take any actions it deems appropriate to adjust options to purchase shares under the ESPP, including the length of offering periods, or any other actions the compensation committee deems appropriate.

Amendment or Termination. Our compensation committee generally may, at any time, amend or terminate the ESPP in any respect, except that, if the amendment would increase the maximum number of shares issuable under the ESPP, such amendment shall not be effective without stockholder approval.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the ESPP applicable to U.S. participants. This summary deals with the general federal income tax principles that apply and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code for U.S. taxpayers. Therefore, at the time of exercise of an option to purchase shares, an employee subject to tax under the Code would recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise and the purchase price. The Company would be able to claim a tax deduction equal to this difference, and the Company would be required to withhold employment taxes and income tax at the time of purchase. In the event of a subsequent sale of the shares, an employee will generally realize any gain or loss based on the difference between the average price of the shares at the time of exercise and the subsequent sale price, and such amount will be taxed as short-term and long-term capital gain, as the case may be.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the ESPP. It is therefore not possible to determine the future benefits that will be received by participants under the ESPP.

2022 THE AZEK COMPANY Proxy Statement	51	ADOPTION OF 2021 EMPLOYEE STOCK PURCHASE PLAN

Vote Required; Recommendation of the Board of Directors

The ratification of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and thus will have no effect on the outcome of the proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADOPTION OF OUR EMPLOYEE STOCK PURCHASE PLAN.

2022 THE AZEK COMPANY Proxy Statement	52	ADOPTION OF 2021 EMPLOYEE STOCK PURCHASE PLAN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of our common stock as of December 31, 2021 by the following individuals or groups:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock or Class B common stock.

The percentage ownership information shown in the table is based upon 155,032,377 shares of Class A common stock and 100 shares of Class B common stock outstanding as of December 31, 2021.

The beneficial ownership information presented below includes, for each beneficial owner, (i) shares of Class A common stock and Class B common stock beneficially owned (including restricted shares of Class A common stock) and (ii) shares issuable upon exercise of options to purchase shares of Class A common stock, shares of Class A common stock issuable upon the settlement of DSUs and shares of Class A common stock subject to RSUs, in each case that are vested or will vest within 60 days of December 31, 2021. The beneficial ownership information presented below does not include shares issuable upon the exercise of options to purchase shares of Class A common stock, shares of Class A common stock issuable upon the settlement of DSUs or shares of Class A common stock subject to RSUs, in each case that will vest outside of such 60-day period. Shares subject to options, shares issuable upon the settlement of DSUs and shares subject to RSUs, in each case that are vested or will vest within 60 days of December 31, 2021, are deemed outstanding for purposes of calculating the percentage ownership of the person holding such options, DSUs or RSUs, but they are not deemed outstanding for purposes of calculating the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

2022 THE AZEK COMPANY Proxy Statement	53	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Except as otherwise noted below, the address for persons listed in the table is c/o The AZEK Company, 1330 W Fulton Street, Suite #350, Chicago, IL 60607.

	Shares Beneficially Owned
	Class A		Class B		Percentage
Name of Beneficial Owner	Shares	Percentage of Class	Shares	Percentage of Class	of Total Voting Power(14)
Directors(10)(11):
Gary Hendrickson(1)	453,700	*	—	*	*
Sallie B. Bailey(2)	85,837	*	—	*	*
Fumbi Chima(3)	2,154	*	—	*	*
Howard Heckes	3,877	*	—	*	*
Natasha Li	—	*	—	*	*
Vernon J. Nagel	—	*	—	*	*
Ashfaq Qadri	—	*	—	*	*
Bennett Rosenthal	—	*	—	*	*
Brian Spaly	47,246	*	—	*	*
Blake Sumler	—	*	—	*	*
Named Executive Officers:
Jesse Singh(4)	2,808,681	1.8%	—	*	1.8%
Peter Clifford	—	*	—	*	*
Paul Kardish(5)	246,093	*	—	*	*
Jose Ochoa(6)	637,515	*	—	*	*
Jonathan Skelly(7)	339,234	*	—	*	*
Ralph Nicoletti(8)	649,964	*	—	*	*
Directors and current executive officers as a group(9)	5,576,380	3.6%	—	*	3.6%
5% or Greater Stockholders:
Ares Corporate Opportunities Fund IV, L.P.(10)(12)	19,096,090	12.3%	—	*	12.3%
Ontario Teachers’ Pension Plan Board(10)(13)	19,095,990	12.3%	100	100.00%	12.3%

*	Represents beneficial ownership of less than 1%.
(1)

Includes 155,241 shares of Class A common stock subject to options exercisable within 60 days of December 31, 2021. Includes 140,892 shares held by Mr. Hendrickson’s spouse, as trustee of The Hendrickson Family Trust, and for which Mr. Hendrickson’s spouse has delegated investment control and management to Mr. Hendrickson.

(2)	Includes 24,208 shares of Class A common stock subject to options exercisable within 60 days of December 31, 2021.
(3)	Includes 777 shares of Class A common stock subject to vested DSUs.
(4)

Includes 855,114 shares of Class A common stock subject to options exercisable within 60 days of December 31, 2021. Includes 222,000 shares held by Mr. Singh as grantor-trustee of the Jesse Singh 2020 Trust, 123,000 shares held by Mr. Singh as grantor-trustee of the Jesse Singh 2021 Trust, 77,207 shares held by Mr. Singh and Mr. Singh’s spouse as co-trustees of The Linda Singh Revocable Trust, 267,793 shares held by Mr. Singh as trustee of The Linda S.R. Singh Family Trust and 236,705 shares held by Mr. Singh’s spouse as trustee of The Jesse Singh 2016 Irrevocable Trust.

(5)	Includes 127,518 shares of Class A common stock subject to options exercisable within 60 days of December 31, 2021.
(6)	Includes 198,663 shares of Class A common stock subject to options exercisable within 60 days of December 31, 2021.
(7)	Includes 118,391 shares of Class A common stock subject to options exercisable within 60 days of December 31, 2021.
(8)

Reflects Mr. Nicoletti’s beneficial ownership as of August 16, 2021, his date of retirement, plus 599 RSUs and 3,011 shares of Class A common stock subject to options, in each case that vested following August 16, 2021. Includes 290,490 shares of Class A common stock subject to options exercisable within 60 days of December 31, 2021.

(9)

Includes 1,833,884 shares of Class A common stock subject to options exercisable within 60 days of December 31, 2021, 777 shares of Class A common stock subject to vested DSUs and 1,483 shares of Class A common stock subject to RSUs that will vest within 60 days of December 31, 2021. This row does not reflect Mr. Nicoletti’s beneficial ownership as Mr. Nicoletti retired as of September 2021 and is not a current executive officer.

(10)

As discussed in “Related Person Transactions—Stockholders Agreement,” the Sponsors have entered into the Stockholders Agreement with us, pursuant to which the Sponsors agree to vote their shares of Class A common stock in favor of the election of the nominees of the Sponsors to our board of directors.

(11)	As an employee of one of the Sponsors, each of Ms. Li and Messrs. Qadri, Rosenthal and Sumler is prohibited from personally owning shares of our common stock.
(12)

Reflects shares owned by Ares Corporate Opportunities Fund IV, L.P., or Ares IV. The manager of Ares IV is ACOF Operating Manager IV, LLC, and the sole member of ACOF Operating Manager IV, LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P., and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management Corporation is indirectly controlled by Ares Partners Holdco LLC. We refer to all of the foregoing entities collectively as the Ares Entities. Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over decisions by the board of managers of Ares Partners Holdco LLC. Each of the members of the board of managers of Ares Partners Holdco LLC expressly disclaims beneficial ownership of our shares of stock owned by Ares IV. Each of the Ares Entities (other than Ares IV, with respect to the securities owned by it) and the equity holders, partners, members and managers of the Ares Entities expressly disclaims beneficial ownership of these shares. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

2022 THE AZEK COMPANY Proxy Statement	54	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

(13)

Each of Blake Sumler and Ashfaq Qadri may be deemed to have the power to dispose of the shares held by OTPP because of a delegation of authority from the board of directors of OTPP, and each expressly disclaims beneficial ownership of such shares. As the owner of Class B common stock, OTPP may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock, or convert shares of Class A common stock into an equal number of shares of Class B common stock. The table above does not reflect (i) shares of Class B common stock issuable upon conversion of Class A common stock or (ii) shares of Class A common stock issuable upon conversion of Class B common stock. The address of Ontario Teachers’ Pension Plan Board is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(14)

Represents percentage of total voting power reflecting (i) all shares of Class A common stock held by such holder and (ii) shares of Class A common stock issuable upon conversion of all shares of Class B common stock held by such holder.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of September 30, 2021:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(2)	Weighted- average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,458,186	$23.56	4,519,411
Equity compensation plans not approved by stockholders	—	—	—
Total	5,458,186	$23.56	4,519,411

(1)

Equity compensation plans approved by stockholders reflects our 2020 Plan. For more information regarding the 2020 Plan, see Note 13 to our Consolidated Financial Statements included in our 2021 Annual Report.

(2)	Includes 4,990,710 shares issuable upon the exercise of outstanding options and 478,656 shares issuable upon the vesting and settlement of outstanding RSUs and PSUs as of September 30, 2021.
(3)	Does not include outstanding RSUs which do not have an exercise price.

Delinquent Section 16(a) Reports

Under Section 16 of the Exchange Act, our directors, executive officers and any persons holding more than 10% of our common stock are required to report initial ownership of our common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, we are aware of no late Section 16(a) filings other than one late Form 4 report filed by Ontario Teachers’ Pension Plan Board (reporting the sale of shares in connection with a secondary offering of our Class A common stock) and one late Form 3 report filed by Amanda Cimaglia.

2022 THE AZEK COMPANY Proxy Statement	55	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we have been or will be a participant in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Stockholders Agreement

In connection with our IPO, we entered into the Stockholders Agreement with the Sponsors. Pursuant to the Stockholders Agreement, the Sponsors are entitled to designate individuals to be included in the slate of nominees for election to our board of directors as follows:

•

for so long as the Sponsors collectively own 50% or more of the outstanding shares of our common stock, the greater of up to six directors and the number of directors comprising a majority of our board; and

•

except as provided below, for so long as the Sponsors collectively own less than 50% of the outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors.

Each of the Sponsors is entitled to nominate one-half of the nominees to be nominated unless (i) if the number of directors to be nominated is odd, in which case the Sponsors will jointly nominate one such director and each Sponsor will nominate one half of the remaining nominees, and (ii) if either Sponsor owns more than 5%, but less than or equal to 10%, of the outstanding shares of our common stock, in which case, one director will be nominated by such Sponsor, and the remaining nominees will be nominated by the other Sponsor.

Notwithstanding the foregoing, if either Sponsor at any time ceases to own more than 5% of the outstanding shares of our common stock, that Sponsor will not have the right to designate any directors, the shares of our common stock owned by that Sponsor will be excluded in calculating the thresholds above, and the rights set forth above will only be available to the Sponsor that holds the applicable percentage of shares of our common stock. The Stockholders Agreement also provides for the nomination to our board of directors, subject to his or her election by our stockholders at the annual meeting, of our Chief Executive Officer. Each Sponsor has agreed, for so long as such Sponsor holds more than 5% of the outstanding shares of our common stock, to vote all of the shares of Class A common stock held by it in favor of the foregoing nominees.

The Stockholders Agreement also grants each of the Sponsors certain information rights.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement, or the Registration Rights Agreement, with the Sponsors and certain members of our management. Subject to certain conditions, the Registration Rights Agreement provides the Sponsors with up to four “demand” registrations each and unlimited “demand” registrations at any time we are eligible to register shares on Form S-3. The Registration Rights Agreement also provides the Sponsors and certain members of our management with customary “piggyback” registration rights. The Registration Rights Agreement contains provisions for the coordination by the Sponsors of their sales of shares of our common stock and contains certain limitations on the ability of the members of our management party to the Registration Rights Agreement to offer, sell or otherwise dispose of shares of our common stock. The Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Secondary Offerings

On January 26, 2021, we completed an offering of 23,000,000 shares of Class A common stock, par value $0.001 per share, including the exercise in full by the underwriters of their option to purchase up to 3,000,000 additional shares of Class A common stock, at a public offering price of $40.00 per share. The shares were sold by the Sponsors. We did not receive any of the proceeds from the sale of the shares by the Sponsors. In connection with the offering, we incurred approximately $1.2 million in expenses.

2022 THE AZEK COMPANY Proxy Statement	56	RELATED PERSON TRANSACTIONS

On June 1, 2021, we completed an offering of 17,250,000 shares of Class A common stock, par value $0.001 per share, including the exercise in full by the underwriters of their option to purchase up to 2,250,000 additional shares of Class A common stock, at a public offering price of $43.50 per share. The shares were sold by the Sponsors. We did not receive any of the proceeds from the sale of the shares by the Sponsors. In connection with the offering, we incurred approximately $1.1 million in expenses.

Limitations of Liability; Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors and officers, and may indemnify and advance expenses to our employees and other agents, to the fullest extent permitted by Delaware law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our certificate of incorporation and bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification and advancement of expenses required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. See “Corporate Governance—Director and Officer Indemnification Agreements”

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification or advancement by any director or officer.

Purchases of Products in the Ordinary Course of Business

Certain of our related persons may, either directly or through their respective affiliates, enter into commercial transactions with us from time to time in the ordinary course of business, primarily for the purchase of merchandise. We believe that none of the transactions with such persons is significant enough to be considered material to such persons or to us.

2022 THE AZEK COMPANY Proxy Statement	57	RELATED PERSON TRANSACTIONS

ADDITIONAL INFORMATION

2021 Annual Report, SEC Filings and Regulation FD

Our financial statements for our fiscal year ended September 30, 2021 are included in our 2021 Form 10-K, which we filed with the SEC on November 23, 2021. This proxy statement and our 2021 Annual Report are posted on our website at www.azekco.com and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our 2021 Annual Report without charge by sending a written request to The AZEK Company Inc., Attention: Corporate Secretary, 1330 W Fulton Street #350, Chicago, Illinois 60607. Also, we use our Investor Relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and shall not be deemed filed under the Securities Act or the Exchange Act.

Special Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements. All statements other than statements of historical facts contained in this proxy statement, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” or the negative of these terms and similar expressions intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our company. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” set forth in Part I, Item 1A of our 2021 Annual Report and in our other SEC filings. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this proxy statement with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this proxy statement. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

2022 THE AZEK COMPANY Proxy Statement	58	ADDITIONAL INFORMATION

OTHER MATTERS

Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

2022 THE AZEK COMPANY Proxy Statement	59	OTHER MATTERS

ANNEX A

PROPOSED AMENDMENTS

SEVENTH.  The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.  By affirmative vote of the holders of a majority of the shares of Common Stock then outstanding, ~~Stockholders~~stockholders may adopt, amend, alter or repeal the bylaws of the Corporation.  ~~Notwithstanding the previous sentence, following the Trigger Date (as defined below), any amendment, alteration or repeal of Sections 2.2, 2.9, 2.10, 3.4 and 8.6 and Article VII of the Corporation’s bylaws shall require the affirmative vote of the holders of at least two-thirds of the shares of Common Stock then outstanding.  Notwithstanding anything contained~~Except as otherwise provided in this Certificate of Incorporation ~~to the contrary~~, and in addition to any ~~specific requirements contained in~~other vote required by law or the express terms of any series of Preferred Stock then outstanding, this Certificate of Incorporation ~~with respect to any particular Article or provision of this Certificate of Incorporation, at any time following the Trigger Date, Articles SEVENTH, NINTH, TENTH, ELEVENTH, TWELFTH, THIRTEENTH and FIFTEENTH~~ may be amended, altered, repealed or rescinded, in whole or in part, ~~or any provision inconsistent with those provisions or this provision may be adopted, only~~ by the affirmative vote of the holders of at least ~~two-thirds~~a majority of the voting power of the shares of capital stock of the Corporation entitled to vote ~~on such amendment, alteration, repeal, rescission or adoption~~thereon, voting together as a single class.

2022 THE AZEK COMPANY Proxy Statement	A-1	ANNEX A

ANNEX B

DECLASSIFICATION AMENDMENTS

NINTH.

(a)The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)Subject to the rights granted to holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, dated on or about the date of this Certificate of Incorporation (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, Ares and OTPP, the Board of Directors shall consist of not less than three nor more than thirteen members.  Subject to the Certificate of Incorporation, the Corporation’s bylaws and the Stockholders Agreement, the exact number of directors of the corporation shall be fixed from time to time pursuant to resolution or resolutions of the Board of Directors.  Subject to:  (i) the previous sentence, (ii) the rights of the holders of any series of stock with respect to such series of stock and (iii) the rights granted to the Sponsors pursuant to the Stockholders Agreement, except as otherwise required by law and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor, and any director elected to a newly created directorship shall serve for a term expiring at the annual meeting at which the term of the class to which he or she has been elected expires; provided in each case that (subject to the rights of any class or series of Preferred Stock to elect and remove directors) each director elected to fill a vacancy or newly created directorship after the 2025 annual meeting of stockholders shall serve for a term expiring at the next succeeding annual meeting of stockholders.

(c)~~Upon the effectiveness of this Certificate of Incorporation, the~~The directors of the Corporation shall be and are divided into three classes, with the terms of the class designated as ~~nearly equal in number as reasonably possible, as determined by the Board of Directors.  The initial term of office for~~ the ~~first~~“third class” of ~~such~~ directors ~~shall expire~~in the initial certificate of incorporation of the Corporation expiring at the ~~first~~2023 annual meeting of stockholders~~.  The initial term~~, and the terms of ~~office for~~ the ~~second class of such directors shall expire~~classes elected at the ~~second~~ annual meeting of stockholders~~, while the initial term of office for the third class of~~ held in 2021 and 2022, respectively, expiring at the 2024 and 2025 annual meeting of stockholders, respectively; provided that such division of directors into classes shall ~~expire~~terminate at the ~~third~~2025 annual meeting of stockholders.  ~~The directors of each class~~Notwithstanding the preceding sentence, each director elected by the stockholders after the 2022 annual meeting of stockholders shall serve for a term expiring at the next succeeding annual meeting of stockholders.  Directors shall hold office until their successors have been duly elected and qualified~~.  At each annual meeting of stockholders following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term of three years following their election and until their successors have been duly elected and qualified.  No change in the date of any annual meeting shall shorten the term of any incumbent director.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible~~, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  In no event shall a decrease in the number of directors shorten the term of any incumbent director.  ~~Prior to such date when the Sponsors cease to collectively own at least a majority of the outstanding shares of Common Stock (such date, the “Trigger Date”), and subject~~Subject to the rights of any class or series of Preferred Stock to elect and remove directors~~,~~:  (i) any director ~~or the entire Board of Directors may~~serving in a class of directors expiring at the 2023, 2024 or 2025 annual meeting of stockholders shall be removable only for cause, and all other directors shall be ~~removed,~~removable with or without cause, ~~by~~and (ii) the ~~affirmative vote of the holders of a majority of the shares of Common Stock then outstanding entitled to vote at an election of directors.  Following the Trigger Date, directors or the entire Board of Directors may only be removed for~~removal of any director, whether with or without cause ~~by an~~, shall require the affirmative vote of the holders of at least two-thirds of the voting power of the shares ~~of Common Stock~~ then outstanding and entitled to vote ~~at an election of directors.  Following the Trigger Date, this Article NINTH may not be amended, modified or repealed, except by the affirmative vote of the holders of at least two-thirds of the shares of Common Stock then outstanding.~~thereon.

(d)In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the bylaws.  Except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election ~~without regard to the classification of the remaining directors~~.

(e)Definitions.  Solely for purposes of Articles NINTH and TWELFTH:

(i)“Affiliate” shall mean:  (a) with respect to Ares, any person or entity that, directly or indirectly, is controlled by Ares, controls Ares or is under common control with Ares, and (b) with respect to OTPP, any person or entity that, directly or indirectly, is controlled by OTPP, controls OTPP or is under common control with OTPP.  With respect to each of Ares and OTPP, “Affiliate” shall exclude (x) the Corporation and

2022 THE AZEK COMPANY Proxy Statement	B-1	ANNEX B

(y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries).  “Affiliate” shall also mean, with respect to the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation.

(ii)“Ares” shall mean Ares Corporate Opportunities Fund IV, L.P.

(iii)“OTPP” shall mean Ontario Teachers’ Pension Plan Board.

(iv)“Sponsors” shall mean (a) Ares and OTPP, (b) each of their respective Affiliates, and (c) any successor by operation of law (including, without limitation, by merger or otherwise) of each of the foregoing or any such successor.

TENTH.

(a)Prior to such date when the Sponsors cease to collectively own at least a majority of the outstanding shares of Common Stock (such date, the “Trigger Date”), any action required or permitted to be taken by stockholders, including but not limited to the election of directors, may be taken by written consent or consents of the stockholders.  Stockholders may only take action by written consent if:  (i) such consent or consents are signed by or on behalf of the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted; and (ii) such consent or consents are delivered to the Corporation in accordance with the DGCL.  Following the Trigger Date, subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders.

2022 THE AZEK COMPANY Proxy Statement	B-2	ANNEX B

ANNEX C

2021 EMPLOYEE STOCK PURCHASE PLAN

Purpose.

The purpose of the 2021 Employee Stock Purchase Plan of The AZEK Company Inc. (as amended from time to time, the “Plan”) is to promote the financial interests of The AZEK Company Inc. (the “Company”), including its growth and performance, by providing eligible employees of the Company and its subsidiaries the opportunity to purchase an ownership position in the Company.  This Plan is not intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Shares Available for Purchase.

Subject to adjustment as provided in Section 17, eligible employees may purchase in the aggregate up to a maximum of 3,500,000 shares of Class A common stock, par value $0.001 per share, of the Company (the “Shares”).  Shares issued under the Plan may consist of newly issued Shares acquired from the Company, Shares acquired on the open market or a combination of the foregoing.  If the total number of Shares specified in elections to be purchased under any Offering (as defined below) plus the number of Shares purchased under previous Offerings under this Plan exceeds the maximum number of Shares issuable under this Plan, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) will allot the Shares then available on a pro-rata basis.

Administration.

The Plan shall be administered by the Committee.  A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.  Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant awards or administer the Plan.  In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

The Committee shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan, based on, among other things, information made available to the Committee by the management of the Company.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry it into effect.  The determinations of the Committee in its administration of the Plan, as described herein, shall be final and conclusive.

Eligibility.

All active employees of the Company and all active employees of any subsidiary of the Company, other than Excluded Employees, are eligible to participate in any one or more of the offerings of Options to purchase Shares under the Plan, provided that:

(a)they are customarily employed by the Company or a Designated Subsidiary for at least 30 hours a week on a regular basis; and

(b)they are employees of the Company or a Designated Subsidiary on the first day of the applicable Offering Period (as defined below).

For purposes of this Plan, “Excluded Employee” shall mean those employees or individuals which are temporary or leased employees, interns, officers subject to the disclosure requirements of Section 16(a) of the Exchange Act, employees on leave of absence which are not being compensated through regular payroll and such other individuals who shall, from time to time, be deemed ineligible to participate in the Plan, as determined by the Company in its discretion.  For the avoidance of doubt, non-employee directors and independent contractors shall not be eligible to participate in the Plan.

An employee of the Company or a Designated Subsidiary who meets the requirements set forth above is eligible to participate in any offerings of Options that commence after the month in which the employee commences employment with the Company or a Designated Subsidiary.  No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiary.

2022 THE AZEK COMPANY Proxy Statement	C-1	ANNEX C

Offerings.

The Committee may from time to time make one or more offerings (“Offerings”) to eligible employees to purchase Shares under this Plan beginning on the date or dates selected by the Committee (the “Offering Commencement Dates”).  The provisions of separate Offerings need not be identical, but the period during which the Offering will be effective (each, an “Offering Period”) may not exceed 12 months, beginning with the Offering Commencement Date.  Unless otherwise determined by the Committee, each Offering Period shall be three months, and the Offering Commencement Date shall be the first day of a calendar quarter.  The first Offering Period shall commence on a date to be determined by the Committee.

Participation.

An employee eligible to participate in the Plan on the Offering Commencement Date of any Offering may participate in such Offering by completing an electronic payroll deduction authorization form at least 14 days prior to the applicable Offering Commencement Date, or such other form or period determined and specified by the Committee.  The form will authorize a regular payroll deduction from the Compensation (as defined below) received by the employee during the Offering Period in accordance with Section 7.  Unless an employee completes a new form or withdraws from the Plan in accordance with Section 8, the employee’s deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect.  The term “Compensation” means the employee’s base salary or wages that are actually paid to the employee and that are subject to withholding for Federal income tax purposes, and does not include overtime pay, shift differentials, premium pay, bonuses, commissions, compensatory equity awards, profit-sharing awards, other incentive pay or awards, fringe benefits, credits received under plans pursuant to Section 125 of the Code or similar items.

Deductions; Employer Contributions.

(a)Deductions.  The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction from 1% to up to a maximum of 15% of the Compensation the employee receives during the Offering Period (such deductions to be in whole percentages), provided that, in any calendar year, such deductions shall not exceed $25,000 in the aggregate.  The Committee may, at its discretion, designate a lower maximum contribution rate for any Offering.

(b)Employer Contributions.  As and when a payroll deduction and/or a contribution is made by the employee to his or her account, such employee shall receive a matching contribution to his or her account equal to 10% of such deductions and/or contributions by the employee, provided that, in any calendar year, such matching contributions by the Company shall not exceed $2,500 in the aggregate.  The Company may, with 60 days’ notice to participating employees, change the percentage for the Company’s matching contribution.

Deduction Changes.

An employee may decrease or increase such employee’s payroll deduction by filing either a new written or electronic payroll deduction authorization form.  Any such change will only be effective for the immediately succeeding Offering Period; provided that an employee may elect to decrease their payroll deduction no more than one time effective during the Offering Period then outstanding.  Notwithstanding the immediately preceding sentence, the Committee may, at its discretion, provide that changes to payroll deductions will be effective during the Offering Period then outstanding.  Any employee may discontinue his payroll deductions at any time by filing either a new written or electronic payroll deduction authorization form.  If an employee elects to discontinue his payroll deductions during an Offering Period, but does not elect to withdraw such employee’s funds pursuant to Section 10 hereof, funds deducted prior to such employee’s election to discontinue will be applied to the purchase of Shares on the Exercise Date (as defined below).

Interest.

Interest will not be paid on any employee accounts, except to the extent that the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

Withdrawal of Funds.

An employee may, at any time at least 14 calendar days prior to the close of business on the last business day in an Offering Period, and for any reason, permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted.  The employee may not begin participation again during the remainder of the Offering Period during which the employee withdrew the employee’s balance.  The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Committee.

2022 THE AZEK COMPANY Proxy Statement	C-2	ANNEX C

Purchase of Shares.

(a)Number of Shares.  On the Offering Commencement Date of each Offering Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Offering Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a maximum number of Shares to be determined by the Committee.

(b)Option Price.  Unless otherwise determined by the Committee, the Option Price will be the average price of the Shares actually purchased in connection with the applicable Offering Period. The Committee may, in its sole discretion, otherwise determine the Option Price for an Offering Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Shares on (i) the first business day of the Offering Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Shares on the Exercise Date.  If the Committee bases the Option Price on the closing price of the Shares on the Exercise Date, the closing price shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Shares are listed or (b) the average of the closing bid and asked prices in the over-the-counter market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Committee.  If no sales of Shares were made on such a day, the price of the Shares shall be the reported price for the next preceding day on which sales were made.

(c)Exercise of Option.  Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased the number of Shares that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d)Purchased Shares; Reinvestment.  As soon as practicable following the Exercise Date, the number of Shares purchased by each participating employee shall be deposited into such employee’s account.  Unless otherwise permitted by the Committee in its sole discretion, dividends that are declared on the Shares held in such account shall be reinvested in whole or fractional Shares.

(e)Return of Unused Payroll Deductions.  Any balance remaining in an employee’s payroll deduction account at the end of an Offering Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one Share will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

Issuance of Certificates.

Certificates representing Shares purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee.  The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of Shares in lieu of issuing stock certificates.

Rights on Retirement, Death or Termination of Employment.

If a participating employee’s employment ends before the last business day of an Offering Period for any reason, including death, any balance remaining in the employee’s payroll deduction account will be refunded in accordance with the Company’s regular payroll practices.  For the avoidance of doubt, in the event of termination, the employee will forfeit any matching employer contribution pursuant to Section 7(b) for the applicable Offering Period.

Optionees Not Stockholders.

Neither the granting of an Option to an employee nor the deductions from the employee’s pay shall make such employee a stockholder of the Shares covered by an Option under this Plan until the employee has purchased and received such Shares.

Options Not Transferable; Holding Period; Notification of Sale of Shares.

Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.  Each employee agrees, by participating in the Plan, that Shares purchased under the Plan must be held for at least six months from the applicable Exercise Date.  For the avoidance of doubt, Shares purchased under the Plan by any employee shall be subject to all policies of the Company or any of its subsidiaries applicable to such employee as in effect from time to time, including any insider trading policy.

Application of Funds.

All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

2022 THE AZEK COMPANY Proxy Statement	C-3	ANNEX C

Adjustment for Changes in Shares and Certain Other Events.

(a)Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 11, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Committee.

(b)Reorganization Events.

(1) Definition.  A “Reorganization Event” shall mean a Change in Control as defined in the Company’s 2020 Omnibus Incentive Compensation Plan.

(2) Consequences of a Reorganization Event on the Plan.  In connection with a Reorganization Event, the Committee may take such actions with respect to the Plan as the Committee deems appropriate. Notwithstanding anything to the contrary herein, the Committee may take such actions without the consent of any employee, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

Amendment and Termination of the Plan.

The Committee may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that, if the amendment would increase the maximum number of shares issuable under the Plan, such amendment shall not be effected without such shareholder approval.  This Plan may be terminated at any time by the Committee.  Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

Governmental Regulations.

The Company’s obligation to sell and deliver Shares under this Plan is subject to listing on a national stock exchange (to the extent the Shares are then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

Governing Law.

The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

Authorization of Sub-Plans.

The Committee may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries.

Withholding.

By electing to participate in the Plan, such participating employee authorizes the Company to, in the Company’s sole discretion, withhold from the employee’s compensation the amounts necessary to satisfy any applicable tax withholding obligation.

Effective Date and Approval of Shareholders.

The Plan was approved on November 16, 2021 by the Committee, subject to the approval of the Company’s shareholders of the Company, and shall be effective as of the date of approval by the shareholders.

2022 THE AZEK COMPANY Proxy Statement	C-4	ANNEX C

SCAN TO VIEW MATERIALS & VOTE  THE AZEK COMPANY INC.  1330 W FULTON STREET, #350  CHICAGO, IL 60607  VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above  Use the Internet to transmit your voting instructions and for electronic delivery of information.  Vote by 11:59 p.m. Eastern Time on March 7, 2022. Have your proxy card in hand when  you access the web site and follow the instructions to obtain your records and to create an  electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/AZEK2022  You may attend the meeting via the Internet and vote during the meeting. Have the information  that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on March 7, 2022. Have your proxy card in hand when you call and  then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we  have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,  Edgewood, NY 11717.  D65759-P64933  THE AZEK COMPANY INC.  The Board of Directors recommends you vote FOR the following: 1. Election of Directors   Nominees:   01) Fumbi Chima   02) Brian Spaly  For  All   Withhold  All  For All  Except  To withhold authority to vote for any individual  nominee(s), mark "For All Except" and write the  number(s) of the nominee(s) on the line below.  The Board of Directors recommends you vote FOR the following proposal:  2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2022.  For Against Abstain   The Board of Directors recommends you vote ONE YEAR with respect to the following proposal:  3. To approve, on an advisory, non-binding basis, the frequency of advisory votes on the compensation of our named executive officers.  One Year Two Years Three Years Abstain  The Board of Directors recommends you vote FOR the following proposals:  4. To approve amendments to our certificate of incorporation to remove supermajority voting requirements to amend our certificate of incorporation and  bylaws.  For Against Abstain  5. To approve amendments to our certificate of incorporation to declassify our board of directors and phase-in annual director elections.  For Against Abstain  6. To approve our adoption of the 2021 Employee Stock Purchase Plan.  For Against Abstain  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,  administrator, or other fiduciary, please give full title as such. Joint owners should each sign  personally. All holders must sign. If a corporation or partnership, please sign in full corporate  or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D65760-P64933 THE AZEK COMPANY INC. Annual Meeting of Shareholders March 8, 2022 10:00 AM, EST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jesse Singh, Peter Clifford and Paul Kardish, and each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of THE AZEK COMPANY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EST on March 8, 2022, virtually at www.virtualshareholdermeeting.com/AZEK2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

SCAN TO VIEW MATERIALS & VOTE THE AZEK COMPANY INC.  1330 W FULTON STREET, #350  CHICAGO, IL 60607  VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above  Use the Internet to transmit your voting instructions and for electronic delivery of information.  Vote by 11:59 p.m. Eastern Time on March 7, 2022. Have your proxy card in hand when  you access the web site and follow the instructions to obtain your records and to create an  electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/AZEK2022  You may attend the meeting via the Internet and vote during the meeting. Have the information  that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on March 7, 2022. Have your proxy card in hand when you call and  then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we  have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,  Edgewood, NY 11717.  D65761-P64933  THE AZEK COMPANY INC.  The Board of Directors recommends you vote FOR the following proposal:  2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2022.  For Against Abstain   The Board of Directors recommends you vote ONE YEAR with respect to the following proposal:  3. To approve, on an advisory, non-binding basis, the frequency of advisory votes on the compensation of our named executive officers.  One Year Two Years Three Years Abstain  The Board of Directors recommends you vote FOR the following proposals:  4. To approve amendments to our certificate of incorporation to remove supermajority voting requirements to amend our certificate of incorporation and  bylaws.  For Against Abstain  5. To approve amendments to our certificate of incorporation to declassify our board of directors and phase-in annual director elections.  For Against Abstain  6. To approve our adoption of the 2021 Employee Stock Purchase Plan.  For Against Abstain  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,  administrator, or other fiduciary, please give full title as such. Joint owners should each sign  personally. All holders must sign. If a corporation or partnership, please sign in full corporate  or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  D65762-P64933  THE AZEK COMPANY INC.  Annual Meeting of Shareholders  March 8, 2022 10:00 AM, EST  This proxy is solicited by the Board of Directors  The shareholder(s) hereby appoint(s) Jesse Singh, Peter Clifford and Paul Kardish, and each of them, as proxies, each with the power  to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot,  all of the shares of (Common/Preferred) stock of THE AZEK COMPANY INC. that the shareholder(s) is/are entitled to vote at the Annual  Meeting of Shareholders to be held at 10:00 AM, EST on March 8, 2022, virtually at www.virtualshareholdermeeting.com/AZEK2022, and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this  proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side